[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.44

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”) is entered into as of June 10, 2002 (the “Effective Date”), between Tularik Inc. (“Tularik”), a Delaware corporation, with offices at Two Corporate Drive, South San Francisco, CA 94080 and Sankyo Company, Limited (“Sankyo”), a corporation organized under the laws of Japan with offices at 1-2-58 Hiromachi, Shinagawa-ku, Tokyo 140-8710, Japan  (individually, a “Party” and, collectively, the “Parties”).

WHEREAS, Tularik and Sankyo desire to participate in a collaborative program (as herein defined) to research, discover, develop, manufacture and market products that agonize or antagonize various Program Targets (as herein defined) for the treatment of disease in humans; and

WHEREAS, the Parties desire to execute a definitive agreement with respect to such collaborative program;

NOW, THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follow:

Article I.                 DEFINITIONS

Section 1.01   “AAA” shall have the meaning set forth in Section 15.02.

Section 1.02   “Affiliate” shall mean any corporation or other business entity that during the Term controls, is controlled by or is under common control with Sankyo or Tularik, but only for so long as such entity controls, is controlled by or is under common control with Sankyo or Tularik.  For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through ownership (directly or indirectly) of over fifty percent (50%) of the stock entitled to vote, or if not meeting the preceding requirements, any company owned or controlled by or owning or controlling Sankyo or Tularik at the maximum control or ownership right permitted in a country where such company exists.

Section 1.03   “Change in Control” shall mean the occurrence of any of the following events: (a) A Party is merged, consolidated, or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then-outstanding voting stock of the surviving and controlling corporation or person immediately after such transaction are held in the aggregate by the holders of voting stock of such Party immediately prior to such transaction; (b) A Party sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and immediately after such sale or transfer less than fifty percent (50%) of the combined voting power of the then-outstanding voting stock of such corporation or person is held in the aggregate by the holders of voting stock of such Party immediately prior to such transaction; (c) Any person becomes the beneficial owner of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding voting stock of a Party; or (d) A Party files a report or proxy statement with the Securities and Exchange Commission disclosing in response to Item 1 of Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of a Party has occurred or will occur in the future pursuant to any then-existing contract or transaction..

Section 1.04   “Chemistry Contribution Factor” shall mean [ * ] and [ * ] that takes into account [ * ] by which a [ * ].  If Sankyo [ * ] the [ * ] to the [ * ] the [ * ].  If Sankyo [ * ] the [ * ] the [ * ].  In the event that the Parties are [ * ].

Section 1.05   “Chemistry Royalty Rate” shall mean a royalty rate equal to:  (i) the [ * ]; multiplied by (ii) the [ * ]. In no event shall the Chemistry Royalty Rate be [ * ].

Section 1.06   “Claims” shall have the meaning set forth in Section 9.01(a).

Section 1.07   “Collaboration Lead Compound” shall have the meaning set forth in Section 4.02(b).

Section 1.08 “Collaboration Target” shall mean [ * ] for the [ * ]. The Parties shall update Appendix C from time to time to reflect all Collaboration Targets, including [ * ] that the [ * ] in the [ * ].

Section 1.09   “Co-Commercialization Territory” shall mean:  (i) all of the countries, territories and possessions of North America, including without limitation the United States, Canada, Mexico and the Commonwealth of Puerto Rico; and (ii) all of the countries, territories and possessions of Europe, including without limitation Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Ireland, Luxembourg, Netherlands, Norway, Portugal, Spain, Switzerland, Sweden and United Kingdom, and any additional countries that are or may subsequently become members of the European Union prior to the execution of the Co-Commercialization Agreement.  Both parties agree to pursue co-promotion for a Collaboration Lead Compound in co-promotion countries, unless co-marketing is legally required in co-marketing countries as such countries are defined in Appendix E.

Section 1.10   “Competitive Product Infringement” shall have the meaning set forth in Section 10.07.

Section 1.11   “Confidential Information” shall mean, subject to the limitations set forth in Section 11.01 hereof, all information disclosed by each Party to the other Party under this Agreement.

Section 1.12   “Current Program Target” shall mean [ * ] pursuant to [ * ] and [ * ].  The Parties shall [ * ] at the [ * ] that the [ * ] in the [ * ].  The number of Current Program Targets at any given point in time shall not exceed [ * ].

Section 1.13 “Details” shall mean in-person sales presentations of the Product made by a Party’s sales representatives to physicians and to other healthcare professionals legally entitled to prescribe the Product, all of whom shall meet criteria as to type specified in the Marketing Plan.  Details shall be deemed to include only presentations of first or second position in a sales presentation and shall not be deemed to include tertiary or “reminder” details, in each case as such terms are generally understood in the pharmaceutical industry.

Section 1.14   “Development” shall mean the development of any Product occurring from and after the filing of an IND (or equivalent), through and including approval of an NDA and any other governmental approvals required for the commercialization of such Product in a country.  Development may include Pre-Clinical Development activities to be performed after the filing of an IND.

Section 1.15   “Development Contribution Factor” shall mean [ * ] and [ * ] that takes into account [ * ]. If Sankyo [ * ] relating to such [ * ].  If Sankyo [ * ] the [ * ] the [ * ].  In the event that the Parties are [ * ].

Section 1.16   “Development Royalty Rate” shall mean a royalty rate equal to:  (i) the [ * ]; multiplied by (ii) the [ * ].  In no event shall the Development Royalty Rate be [ * ] the [ * ] the [ * ].

Section 1.17   “Discontinued Compound” shall have the meaning set forth in Section 4.03.

Section 1.18   “Drug Approval Applications” shall mean applications for regulatory approval required before commercial sale or use of a Product as a drug.

Section 1.19   “EC” shall mean the executive committee established pursuant to Section 2.02.

Section 1.20   “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

Section 1.21   “Feasibility Study” shall mean the portion of the Research Program described in Section 3.01(a) pursuant to which the Parties will identify and characterize the Current Program Targets to enable Sankyo to determine whether any Current Program Target is viable for designation as a Collaboration Target pursuant to Section 3.03(b).

Section 1.22   “Field” shall mean the [ * ] for the treatment of disease in humans.

Section 1.23   “Freedom to Operate” shall mean that [ * ] is [ * ], as the case may be, [ * ]. A [ * ] and no [ * ]. By way of example, [ * ] and [ * ] or that a [ * ].

Section 1.24   “GAAP” shall mean [ * ].

Section 1.25   “IND” or “Investigational New Drug Application” shall mean an application for required approvals or authorizations from the FDA to commence human clinical testing of a drug, as defined by the FDA, or the equivalent application in any other country.

Section 1.26   “Know-How” shall mean know-how, Substances, information, inventions, discoveries, data, materials and technologies, whether or not patentable, owned or controlled by a Party that either (i) exist as of the Effective Date or (ii) are owned or controlled by such Party and arise outside of the Program during the Term, in each case that are applicable to the Program Targets, Substances, Lead Compounds, Research Compounds, Collaboration Lead Compounds, Sankyo Lead Compounds, Products or Sankyo Products and the Field.  Know-How shall exclude Program Know-How, Patent Rights and Program Patents.

Section 1.27   “Lead Compound” shall mean a Substance designated by the RMC as suitable for initial development against a Current Program Target or a Collaboration Target within the Field based upon results of screening performed pursuant to Section 3.04.  Lead Compounds may be selected as Collaboration Lead Compounds pursuant to Section 4.02.

Section 1.28   “Long-Term Collaboration” shall mean the portion of the Research Program pursuant to which the Parties will conduct research to identify and characterize Lead Compounds or Research Compounds, and the Parties shall conduct research on Lead Compounds or Research Compounds to identify Collaboration Lead Compounds, all as described in Section 3.01(b).  The Long-Term Collaboration will be conducted [ * ] and [ * ].

Section 1.29   “NDA” or “New Drug Application” shall mean a Drug Approval Application filed with the FDA to obtain approvals or authorizations to commence marketing of a drug, as defined by the FDA, or the equivalent application in any other country.

Section 1.30   “Net Sales” shall mean with respect to the Product or Sankyo Product,, the gross amount invoiced by a Party its Affiliates and sublicensees from sales to arms’-length Third Parties, less,  (i) [ * ] discounts allowed; (ii) [ * ] any other allowances which effectively reduce the net selling price; (iii) [ * ] returns and allowances; (iv) That portion of the sales value associated with [ * ]; (v) Any tax imposed on the production, sale, delivery or use of [ * ], including without limitation, sales, use, excise or value added taxes; (vi) Allowance for [ * ]; and (vii) Any other [ * ].

Section 1.31   “Non-Proposed Compound” shall have the meaning set forth in Section 4.04.

Section 1.32   “Patent Rights” shall mean patents and patent applications, both foreign and domestic, including without limitation all substitutions, provisionals, continuations, continuations-in-part, divisionals, extensions, reexaminations, reissues, renewals, supplementary protection certificates and inventors’ certificates, that are owned or controlled by a Party that either exist as of the Effective Date or claim inventions owned or controlled by such Party and arise outside the Program during the Term, in each case to the extent such patents and patent applications are applicable to the Program Targets, Substances, Lead Compounds, Research Compounds, Collaboration Lead Compounds, Sankyo Lead Compounds, Products or Sankyo Products and the Field.  Patent Rights do not include Program Patents.

Section 1.33   “Pre-Clinical Development” shall have the meaning set forth in Section 4 of Appendix D.

Section 1.34   “Pre-Clinical Development Criteria” shall mean the criteria for commencing pre-clinical development of a Lead Compound or Research Compound set forth by the RMC for a particular Lead Compound or Research Compound from time to time.

Section 1.35   “Product” shall have the meaning set forth in Section 4.02(b).  Products do not include Sankyo Products.

Section 1.36   “Program” shall mean the collaborative program under which Tularik and Sankyo will conduct the Research Program and discover, develop, manufacture and market Products with activity against the Collaboration Targets or the Current Program Targets in the Field.

Section 1.37   “Program Inventions” shall mean both Joint Program Inventions and Sole Program Inventions.

Section 1.38   “Program Know-How” shall mean know-how, Substances, information, inventions, discoveries, data, materials and technologies, whether or not patentable, that are owned or controlled by either Party or both Parties and made, discovered or developed during the Term in the course of the discovery, research, Pre-Clinical Development, Development and commercialization of Substances, Lead Compounds, Research Compounds, Collaboration Lead Compounds, Sankyo Lead Compounds, Products or Sankyo Products pursuant to the Program.  Program Know-How shall include Program Inventions and shall exclude Program Patents and Research Compound Patents.

Section 1.39   “Program Patents” shall mean patents and patent applications, both foreign and domestic, including without limitation all substitutions, provisionals, continuations, continuations-in-part, divisionals, extensions, reexaminations, reissues, renewals, supplementary protection certificates and inventors’ certificates, that are owned or controlled by either Party or both Parties and claim Program Inventions made during the Term in the course of the discovery, research, Pre-Clinical Development, Development and commercialization of Substances, Lead Compounds, Research Compounds, Collaboration Lead Compounds, Sankyo Lead Compounds, Products or Sankyo Products pursuant to the Program.  Program Patents shall exclude Research Compound Patents and Program Know-How.

Section 1.40   “Program Target” shall mean [ * ] as a [ * ] the [ * ].

Section 1.41   “Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, ministry, department, bureau or other governmental entity necessary for the development, manufacture, use, marketing, sale or distribution of any Product in any country in the Territory.

Section 1.42   “Research Compound” shall mean any compound that is based upon a Lead Compound that agonizes or antagonizes a Current Program Target or a Collaboration Target and that is made, created, discovered, identified, invented, synthesized, optimized or acquired by or on behalf of either Party pursuant to the Research Plan, or otherwise in the course of the Program.  Research Compounds may be selected as Collaboration Lead Compounds pursuant to Section 4.02.

Section 1.43   “Research Compound Inventions” shall have the meaning set forth in Section 10.01.

Section 1.44   “Research Compound Patents” shall mean any and all patents and patent applications, both foreign and domestic, including without limitation all substitutions, provisionals, continuations, continuations-in-part, divisionals, extensions, reissues, reexaminations, renewals, supplementary protection certificates and inventors’ certificates, which claim Research Compound Inventions made by or on behalf of either Party alone or both Parties jointly pursuant to the Program during the Term.  Research Compound Patents shall not include any Program Patents.

Section 1.45   “Research Plan” shall mean the research plan approved by the Parties pursuant to a letter agreement between them of even date herewith, as amended from time to time.

Section 1.46   “Research Program” shall mean the research component of the Program, comprising the Feasibility Study and the Long-Term Collaboration.

Section 1.47   “Research Program Term” shall have the meaning set forth in Section 3.07(a).

Section 1.48   “RMC” shall mean the research management committee established pursuant to Section 2.03.

Section 1.49   “Royalty Term” shall have the meaning set forth in Section 6.02(c).

Section 1.50   “Sankyo Lead Compound” shall have the meaning set forth in Section 4.06(a).

Section 1.51   “Sankyo Product” shall have the meaning set forth in Section 4.06(a).  Sankyo Products do not include Products.

Section 1.52   “Sankyo Technology” shall mean, collectively, the Patent Rights and the Know-How owned or controlled by Sankyo.

Section 1.53   “Sankyo Territory” shall mean all of the countries and territories of the world other than the countries, territories and possessions [ * ].

Section 1.54   “Scientific FTE” shall mean a full-time scientific/technical person (or, in the case of less than a full-time dedicated person, the full-time equivalent scientific/technical person/year) dedicated to the research, Pre-Clinical Development or Development of Substances, Lead Compounds, Research Compounds, Collaboration Lead Compounds or Products for a period of one (1) year, where a scientific/technical person is an employee of either Party having skills in a [ * ].

Section 1.55   “Scientific FTE Rate” shall mean [ * ] as of the Effective Date.

Section 1.56   “Sole Program Inventions” shall have the meaning set forth in Section 10.02.

Section 1.57   “Substances” shall mean those natural extracts, natural compounds, endogenous ligands and synthetic compounds that a Party owns or to which a Party has a license (with the right to sublicense) as of the Effective Date or from time to time during the Term, which such Party actually provides to the Program.

Section 1.58   “Targets” shall mean G protein-coupled receptors that [ * ] for use in the Field.

Section 1.59   “Term” shall mean the period from the Effective Date until the expiration of all Program Patents, Research Compound Patents and Patent Rights containing a Valid Claim covering the manufacture, use or sale of Products or Sankyo Products; provided, however, that if this Agreement is terminated prior to such date pursuant to Section 13.01, then the Term shall end upon the effective date of such earlier termination.

Section 1.60   “Territory” shall mean the Sankyo Territory and the Co-Commercialization Territory.

Section 1.61   “Third Party” shall mean any person or entity other than Tularik, Sankyo or their Affiliates.

Section 1.62   “Tularik Technology” shall mean, collectively, the Patent Rights and the Know-How owned or controlled by Tularik.

Section 1.63   “Valid Claim” shall mean a claim of a pending patent application or issued and unexpired patent that is included within the Program Patents, Research Compound Patents or Patent Rights, in each case that has not been held unenforceable, unpatentable, or invalid by a court or other governmental agency of competent jurisdiction, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Section 1.64 “Weighted Details” for a Party during any period shall mean the [ * ] and [ * ].

Section 1.65 “Year Four” shall mean the one-year period commencing on the expiration of Year Three.

Section 1.66 “Year One” shall mean the period commencing on the designation of the first Collaboration Target pursuant to Section 3.03(b) and concluding on the second anniversary of the Effective Date.

Section 1.67 “Year Three” shall mean the one-year period commencing on the expiration of Year Two.

Section 1.68   “Year Two” shall mean the one-year period commencing on the expiration of Year One.

Article II.               MANAGEMENT

Section 2.01   Committees.  The Parties agree that an EC and an RMC shall manage the relationship established by this Agreement.

Section 2.02 Executive Committee.

(a)               Composition.  The executive committee (“EC”) shall be comprised of the Executive Vice President, Operations of Tularik and the Director, Strategic Research Department of Sankyo.  A Party may replace its designee to the EC by written notice to the other Party.

(b)              Responsibilities.  The EC shall oversee and manage the relationship established by this Agreement and the other committees.  The EC shall resolve problems and settle disagreements that have not been resolved by the RMC, except as otherwise provided in this Agreement.

(c)               Meetings and Voting.  The EC shall meet as necessary to resolve problems and settle disagreements within its jurisdiction, as provided in this Agreement.  Except as otherwise provided herein, all decisions of the EC shall be unanimous.

Section 2.03 Research Management Committee.

(a)               Composition.  Promptly after the Effective Date, a research management committee (the “RMC”) shall be established and shall be composed of three members from each of Tularik and Sankyo, the chairperson of which shall be named by Sankyo.  Tularik’s representatives to the RMC shall be [ * ].  Sankyo’s representatives to the RMC shall be [ * ].  A Party may replace any designee to the RMC by written notice to the other Party.

(b)              Responsibilities.  The goals and progress of the Research Program shall be determined and monitored by the RMC, which shall receive all data and information obtained by either Party pursuant to the Research Program.  In particular, the RMC shall:

(i)                           select up to [ * ] Current Program Targets [ * ] at the first meeting of the RMC;

(ii)                        determine whether to cease development of Current Program Targets, pursuant to Section 3.03(a);

(iii)                     periodically review the Research Program and the Parties’ progress thereunder pursuant to the Research Plan, including all screening results and new developments regarding the Current Program Targets in the Field;

(iv)                    propose changes to the Research Plan based upon the results of prior work and new developments regarding the Current Program Targets in the Field;

(v)                       select Lead Compounds, Research Compounds and Collaboration Lead Compounds;

(vi)                    delegate initial responsibility for the filing and prosecution of Program Patents;

(vii)                 establish a system for identification of Research Compounds as provided in Section 10.01;

(viii)              increase the number of [ * ] the number of [ * ] beyond the number of [ * ] and [ * ];

(ix)                      extend the Feasibility Study [ * ] for a [ * ]; and

(x)                         establish Standard Operating Procedures (SOP) for the data management (including QC, and QA) with respect to basic research and pre-clinical research, and documentation.

(c)               Meetings and Voting. The RMC shall meet at least twice annually.  All decisions of the RMC shall be unanimous.  Any disagreement regarding a matter not covered by this Agreement that cannot be resolved by the unanimous vote of the RMC that is within the RMC’s jurisdiction shall be referred to the EC for resolution under Section 2.02(c).  If a disagreement is still unresolved after a seven (7) day period following submission to the EC, such disagreement shall be resolved by the Chief Executive Officer of Tularik and the head of the research division of Sankyo or their duly authorized designees; provided, however, that any such [ * ].  If a disagreement is still unresolved after a seven (7) day period following submission to the Chief Executive Officer of Tularik and the head of the research division of Sankyo or their duly authorized designees, [ * ] the [ * ] to the [ * ] to be [ * ].  It is the intent of the Parties to resolve issues relating to Section 2.03(b) through the RMC whenever possible and to refer issues to the EC only when resolution through the RMC cannot be achieved.  The RMC may meet by telephone or in person as proposed by the chairperson at such times as are agreeable to its members. The location of each RMC meeting will be determined alternately by each Party, with each Party bearing the expenses of its representatives attending RMC meetings.  Tularik will determine the location of the first meeting of the RMC.  Members of the RMC may be represented at any meeting by another member of the RMC, or by a deputy, either of whom may cast the absent member’s vote.  The RMC shall issue agendas in advance of each meeting.  The chairperson shall appoint someone to keep accurate minutes of the meetings, which shall be effective upon written approval of the other Party, such approval not to be unreasonably withheld or delayed.

Article III.              RESEARCH PROGRAM

Section 3.01   Research Program.  During the Research Program Term both Parties shall cooperate in good faith for the benefit of the Research Program. The RMC shall establish a system to secure the exchange, and timely return, of research materials and information that are necessary for the progress of the Research Program.

(a)               Feasibility Study.  The Feasibility Study shall be conducted by the Parties to identify and characterize the Current Program Targets and to enable a determination by Sankyo as to whether any Current Program Target is viable for designation as a Collaboration Target pursuant to Section 3.03(b).  In addition, during the Feasibility Study the Parties shall screen Substances against Current Program Targets and modify them, if necessary, to identify Lead Compounds or Research Compounds. The Feasibility Study will be conducted during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, unless [ * ] the [ * ] on a [ * ] the [ * ]; provided, however, that the Feasibility Study shall end on such earlier date as Sankyo has designated [ * ] Collaboration Target pursuant to Section 3.03(b).  Within thirty (30) days from the end of the Feasibility Study, Tularik shall send to Sankyo a written report describing the results of the Feasibility Study, including without limitation a reasonably detailed summary of the Scientific FTEs funded by Sankyo.

(b)              Long-Term Collaboration.  The Long-Term Collaboration shall immediately commence upon the designation of the first Collaboration Target pursuant to Section 3.03(b).  The Long-Term Collaboration shall be conducted by the Parties against such Collaboration Targets to identify and characterize Lead Compounds or Research Compounds and to select Collaboration Lead Compounds pursuant to the Research Plan.  Within thirty (30) days from the end of each quarter during the Long-Term Collaboration, Tularik shall send to Sankyo a written report describing the results of the Long-Term Collaboration during such quarter, such report to include without limitation a reasonably detailed summary of the Scientific FTEs funded by Sankyo.

Section 3.02   Basic Research.  The Parties shall undertake, under the direction of the RMC and pursuant to the Research Plan, basic research towards the objectives of the Research Program.  During the Research Program Term, Sankyo shall provide to Tularik the research payments set forth in Section 6.01 to support the number of Scientific FTEs set forth in Appendix A [ * ] conducting the Research Plan, which Tularik Scientific FTEs shall be distributed as set forth in Appendix A.  During the Research Program Term, Sankyo shall provide the number of Scientific FTEs set forth in Appendix A to assist in the conduct of the Research Plan, which Sankyo Scientific FTEs shall be distributed as set forth in Appendix A.  The actual distribution of such Scientific FTEs among the scientific disciplines represented on Appendix A may vary from the projected distribution of Scientific FTEs set forth on Appendix A as a function of the needs of the Research Program at any particular time, as determined by the RMC.

Section 3.03   Targets.

(a)               Current Program Targets. Tularik shall provide to Sankyo all the data and information reasonably available to Tularik prior to the selection of such Current Program Targets pursuant to Section 2.03(b)(i).  The number of Current Program Targets shall in no event be greater than [ * ].  The RMC may elect to terminate research on a Current Program Target, in which case such Program Target shall no longer be a Current Program Target.  Current Program Targets for which work under the Feasibility Study is terminated may be pursued [ * ].  For any Current Program Targets for which work is terminated all licenses granted by Tularik to Sankyo will terminate (other than any [ * ] license provided in the last sentence of Section 10.02) with respect to such Current Program Targets.

(b)              Collaboration Targets.  During the Feasibility Study, Sankyo may designate [ * ] Current Program Target as a Collaboration Target for further research as part of the Long-Term Collaboration.  In the event any Current Program Targets are not designated as a Collaboration Target by Sankyo prior to the end of the Feasibility Study, such rejected Current Program Targets may be pursued independently by Tularik without any obligation to Sankyo whatsoever.  In the event that work on any Collaboration Target under the Long-Term Collaboration is terminated by Sankyo, such Program Target shall cease to be a Collaboration Target and be removed from Appendix C, and such rejected Collaboration Target may be pursued independently by Tularik without any obligation to Sankyo whatsoever. For any Collaboration Target for which work is terminated by Sankyo all licenses granted by Tularik to Sankyo will terminate (other than any [ * ] license provided in the last sentence of Section 10.02) with respect to such Collaboration Target.

(c)               Replacement of Collaboration Target.  Anything in Section 3.03(b) to the contrary notwithstanding, during the twelve month period commencing on the conclusion of the Feasibility Study, Sankyo may elect to:  (i) replace a Collaboration Target with any [ * ]; or (ii) designate any [ * ].  Should Sankyo make either of the elections described above, Sankyo shall reimburse Tularik for all costs and expenses incurred by Tularik relating to each of the Current Program Targets during the period commencing on the expiration of the Feasibility Study up to and including the date of such election [ * ] in the event that [ * ] with respect to the [ * ].  In the event that Sankyo determines to designate an additional Collaboration Target pursuant to Section 3.03(c)(ii), Sankyo shall thereafter pay Tularik an amount to be agreed in good faith by the Parties for such additional Collaboration Target, along with Scientific FTE support at levels to be negotiated.

Section 3.04   Screening.  Pursuant to the Research Plan, Tularik shall develop, and Tularik and Sankyo shall perform, [ * ] assays to determine (i) the effect of Substances selected for screening by the RMC on Current Program Targets during the Feasibility Study and Collaboration Targets during the Long-Term Collaboration and (ii) the [ * ] of such Substances, for the purpose of identifying Lead Compounds and determining whether to make and develop Research Compounds based upon such Lead Compounds.  The RMC shall designate Lead Compounds and determine whether to make and develop such Research Compounds.  To the extent permitted by agreements with Third Parties, Sankyo and Tularik will provide their respective proprietary [ * ] libraries for such screening as directed by the RMC; provided, however, that a Party shall not be required to [ * ] that are [ * ] at the time of [ * ].

Section 3.05 Research Chemists.

(a)               The Parties recognize that the [ * ] of [ * ] to [ * ] will confer [ * ].  Accordingly, the Parties agree that the RMC, by unanimous decision, shall be responsible for determining:  (i) the identity of Lead Compounds or

Research Compounds to which medicinal chemistry resources will be dedicated; and (ii) the number and level (i.e., Ph.D., research assistant, etc.) of chemistry Scientific FTE to be assigned to perform medicinal chemistry on each Lead Compound or Research Compound; [ * ] be [ * ] to the [ * ] that [ * ].

(b)              In the event that the RMC, by unanimous decision, determines to [ * ] the [ * ] than the [ * ], Sankyo shall either:  (i) provide to the Program [ * ] to the [ * ] and [ * ]; or (ii) pay Tularik the [ * ] for [ * ] of [ * ].

Section 3.06   Exchange of Pre-Clinical Data.  Sankyo and Tularik will exchange research and Pre-Clinical Development data generated during the Program [ * ].  In accordance with Section 5.02 and Section 5.03, the Parties may also make such data available to any permitted sublicensees in a country or countries in the Territory; provided, however, such data shall not be made available to such sublicensees until the sublicensee has executed a standard confidentiality agreement covering disclosure and use of such data, and ownership of such data and intellectual property rights, consistent with the terms of this Agreement.

Section 3.07 Research Program Term.

(a)               The Research Program shall be conducted during the Feasibility Study pursuant to Section 3.01(a) and during Year One, Year Two, Year Three and Year Four of the Long-Term Collaboration, or until such earlier time as the Research Program may be terminated as provided in Section 3.07(b) (the “Research Program Term”).

(b)              The Research Program shall terminate at the earlier of:  (i) the expiration of the Feasibility Study in the event that no Collaboration Target has been designated by Sankyo pursuant to Section 3.03(b) prior to the end of the Feasibility Study; or (ii) termination of the Long-Term Collaboration.  Following the commencement of the Long-Term Collaboration, upon at least [ * ] days’ prior written notice to Tularik, Sankyo may terminate the Research Program with respect to any Collaboration Target effective at the end of either [ * ] if Sankyo determines, in the good faith exercise of its reasonable scientific judgment, that (i) the Research Program with respect to such Collaboration Target is [ * ]; (ii) the Research Program with respect to each such Collaboration Target is [ * ]; or (iii) that [ * ] would not be [ * ].  The Long-Term Collaboration shall terminate following the earlier of:  (i) the termination of all Collaboration Targets pursuant to the immediately preceding sentence; or (ii) the end of Year Four.

Section 3.08 Effect of Termination of Research Program.

(a)               In case of a termination of the Research Program pursuant to Section 3.07(b) prior to the end of Year Four, Sankyo shall be exempt from any payment(s) under Section 6.01 that would have become due and payable after the effective date of such early termination.  The RMC shall meet at least seven (7) days prior to the end of the Research Program Term to determine which compounds screened or made during the Research Program that are not then either a Collaboration Lead Compound or a Sankyo Lead Compound should be designated as a Collaboration Lead Compound or a Sankyo Lead Compound.

(b)              If the Research Program terminates pursuant to Section 3.07(b) prior to the end of Year Four and this Agreement terminates simultaneously in accordance with Section 13.01(a) (i.e., no Lead Compound or Research Compound has been designated previously as a Collaboration Lead Compound in accordance with Section 3.08(a) or Section 4.02 and no Sankyo Lead Compound has been identified pursuant to Section 3.08(a) or is being developed in accordance with Section 4.06), then: (i) all licenses granted by Tularik to Sankyo under this Agreement will terminate, other than any [ * ] license provided in the last sentence of Section 10.02; and (ii) [ * ] Sankyo will also grant to Tularik a nonexclusive, sublicensable, worldwide license under the Sankyo Technology to the extent necessary to develop, make, use, sell, offer for sale or import Substances, Lead Compounds or Research Compounds screened in or made pursuant to the Research Program [ * ].

(c)               Section 4.11 provides for the Parties’ rights and obligations in the event that the Research Program terminates early but the Term of this Agreement does not terminate simultaneously.

Section 3.09   Exclusive Collaboration.  Except as otherwise provided in Articles IV and V with respect to Third Party sublicensees and contractors, the Parties shall work exclusively with each other to perform research to identify and characterize the Current Program Target during the Feasibility Study and to research and develop compounds [ * ] during the Research Program Term. During the Term, neither Party shall research, develop or commercialize a product that is primarily active against a Collaboration Target for use in the Field other than pursuant to this Agreement.

(a)               If, following the commencement of the Long-Term Collaboration, the Research Program is terminated with respect to any Collaboration Target effective any time after the end of [ * ], for a period of [ * ] years thereafter, Sankyo shall not research, develop or commercialize any product that is [ * ]; provided, however, that Sankyo may research, develop or commercialize Research Compounds that are [ * ].

(b)              If, following the commencement of the Long-Term Collaboration, Sankyo should terminate the Research Program with respect to any Collaboration Target effective at the end of [ * ] hereunder, Sankyo shall not research, develop or commercialize any product that is [ * ] for the [ * ] or [ * ] of the [ * ]; provided, however, that Sankyo may research, develop or commercialize Research Compounds that are [ * ].

Article IV.              DEVELOPMENT PROGRAM

Section 4.01   General Principles.  The Parties agree to use commercially reasonable efforts to develop Collaboration Lead Compounds for use in the Field, making use of each Party’s special expertise as directed by the RMC, with the intent of obtaining all Regulatory Approvals and commercializing Products as soon as reasonably practicable thereafter.

Section 4.02 Designation of Collaboration Lead Compound.

(a)               From time to time either Party may propose to the RMC one or more Lead Compounds or Research Compounds for Pre-Clinical Development.  The RMC will promptly determine whether such Lead Compound or Research Compound is suitable for Pre-Clinical Development by determining whether such Lead Compound or Research Compound meets the Pre-Clinical Development Criteria and, if so, propose a plan and budget for Pre-Clinical Development thereof within a reasonable time following such determination.

(b)              If the RMC determines that such Lead Compound or Research Compound meets the Pre-Clinical Development Criteria, then, within [ * ] of such determination, each Party shall provide to the RMC a written notice as to whether it elects to participate in, and commit resources to conduct, Pre-Clinical Development of such Lead Compound or Research Compound as a Collaboration Lead Compound.  If the RMC determines that more information is necessary prior to making a determination of whether such Lead Compound or Research Compound should be designated as a Collaboration Lead Compound, then the proposal of such Lead Compound or Research Compound is rescinded and reasonable efforts on such Lead Compound or Research Compound shall be continued for a reasonable period of time. If the RMC determines that such Lead Compound or Research Compound does not meet the Pre-Clinical Development Criteria, then, within [ * ] of such determination, each Party shall provide to the RMC a written notice as to whether it elects to designate such Lead Compound or Research Compound as a Collaboration Lead Compound and participate in, and commit resources to conduct, Pre-Clinical Development of such Collaboration Lead Compound, notwithstanding that such Lead Compound or Research Compound does not meet the Pre-Clinical Development Criteria.  If both Parties make an affirmative election with respect to any Lead Compound or Research Compound pursuant to either the first or second sentence of this Section 4.02(b), then such Lead Compound or Research Compound shall be designated a “Collaboration Lead Compound” and any products incorporating or based upon such Collaboration Lead Compound for which an IND is submitted to a regulatory authority shall be designated as a “Product.” If Tularik makes an affirmative election and Sankyo makes a negative election with respect to whether any Lead Compound or Research Compound shall be designated a Collaboration Lead Compound, then: (i) all licenses granted by Tularik to Sankyo will terminate (other than any [ * ] license provided in the last sentence of Section 10.02) with respect to such Lead Compound or Research Compound; (ii) Sankyo will grant to Tularik an exclusive, sublicensable, worldwide, royalty-bearing [ * ] license to develop, make, use, sell, offer for sale or import such Lead Compound or Research Compound under Sankyo’s interest in Program Patents, Program Know-How and Research Compound Patents; and (iii) under terms and conditions to be separately agreed, Sankyo will also grant to Tularik a nonexclusive, sublicensable, worldwide license under the Sankyo Technology to the extent necessary to practice the license granted under the Program Patents and Program Know-How in Section 4.02(b)(ii) (including Sankyo Technology relating to a limited number of Sankyo’s Substances). Thereafter, Tularik will have the right to proceed independently to develop such compound without any obligation to Sankyo whatsoever.  If Sankyo makes an affirmative election and Tularik makes a negative election with respect to whether any Lead Compound or Research Compound shall be designated a Collaboration Lead Compound, Sankyo will have the right to proceed independently to develop such compound as a Sankyo Lead Compound or Sankyo Product under Section 4.06.

Section 4.03   Reversion of Discontinued Compounds.  If neither Party makes an affirmative election with respect to any Lead Compound or Research Compound being designated a Collaboration Lead Compound pursuant to Section 4.02(b), all rights in and to any such Lead Compound that is not claimed in a Research Compound Patent shall revert to the Party that synthesized such Lead Compound without any obligation whatsoever to the other Party hereto and all rights in and to any Research Compound shall be as provided in Section 10.01.  Development of products based upon such non-elected Lead Compound or Research Compound (a “Discontinued Compound”) may be subsequently independently initiated by Tularik pursuant to Section 5.05.

Section 4.04  Reversion of Non-Proposed Compound.  If a Lead Compound or Research Compound is not, during the Research Program Term, proposed to the RMC pursuant to Section 4.02(a), such Lead Compound or Research Compound shall be neither a Collaboration Lead Compound nor a compound that may be developed under Section 4.06, and all rights in and to such non-proposed Lead Compound that is not claimed in a Research Compound Patent shall revert to the Party that synthesized such Lead Compound without any obligation to the other Party whatsoever and all rights in and to any Research Compound shall be as provided in Section 10.01.  Development of products based upon such non-proposed Compound (a “Non-Proposed Compound”) may be subsequently independently initiated by Tularik pursuant to Section 5.05.

Section 4.05   Compliance.  The Parties will comply with all applicable supranational, federal, state and/or local laws pertaining to the Pre-Clinical Development and Development of Products and Sankyo Products.  Sankyo will be responsible for filing in its name and shall own all Drug Approval Applications relating to Products in each country in the Sankyo Territory in which Products will be commercialized.

Section 4.06 Independent Development by Sankyo following Opt-Out by Tularik.

(a)               Sankyo Lead Compound/Sankyo Product.  In the event (i) Tularik, pursuant to Section 4.02(b), elects not to, or does not, participate in and commit resources to the Pre-Clinical Development of a Research Compound or Lead Compound as a Collaboration Lead Compound in the Co-Commercialization Territory or (ii) Tularik unilaterally terminates its participation in the Pre-Clinical Development or Development of a Collaboration Lead Compound or Product in the Co-Commercialization Territory, then Sankyo shall have the right to practice the license granted in Section 5.04 and to undertake pre-clinical development of a Lead Compound or Research Compound or to continue Pre-Clinical Development and Development of such Collaboration Lead Compound or Product independently in the Territory as a “Sankyo Lead Compound” or “Sankyo Product,” [ * ] and [ * ].

(b)              Sole Discretion.  In the event Sankyo elects to proceed independently with respect to a Sankyo Lead Compound or Sankyo Product, Sankyo shall be entitled to develop such Sankyo Lead Compound and commercialize such Sankyo Product at its sole discretion, alone or with a Third Party, in the Territory.

Section 4.07   Termination.  If Sankyo terminates its development or commercialization of a Sankyo Lead Compound or a Sankyo Product, then (i) it shall promptly so notify Tularik, (ii) such compound shall no longer be a Sankyo Lead Compound and such product shall no longer be a Sankyo Product and (iii) the licenses granted to Sankyo for such compound or product shall terminate upon Tularik’s receipt of such notice.

Section 4.08   Co-Development Agreement.  For each Collaboration Lead Compound, the Parties will negotiate in good faith and finalize an agreement for the co-development of all associated Products (“Co-Development Agreement”), as soon as practicable following the [ * ].  The basis for the Co-Development Agreement shall be the terms and conditions contained in the Heads of Co-Development Agreement set forth in Appendix D [ * ].  Anything in this Agreement to the contrary notwithstanding, if the Parties do not execute a Co-Development Agreement for the relevant Product within [ * ]:  (i) the [ * ] shall continue [ * ] the Parties; and (ii) the Parties shall [ * ].

Section 4.09   Co-Commercialization Agreement.  For each Collaboration Lead Compound, the Parties will negotiate in good faith and finalize an agreement for the co-promotion or co-marketing, as the case may be, of all associated Products (“Co-Commercialization Agreement”), within [ * ] after the [ * ] for the [ * ].  The basis for the Co-Commercialization Agreement shall be the terms and conditions contained in the Heads of Co-Commercialization Agreement set forth in Appendix E [ * ].  Anything in this Agreement to the contrary notwithstanding, if the Parties do not execute a Co-Commercialization Agreement for the relevant Product within [ * ]:  (i) the [ * ] shall continue [ * ] the Parties; and (ii) the Parties shall [ * ].

Section 4.10   Dispute Resolution.  The Parties shall select three mutually acceptable arbitrators (the “Arbitrators”) to determine all required provisions of the Co-Development Agreement or Co-Commercialization Agreement, as the case may be, that have not previously agreed by the Parties.  One (1) of the three (3) Arbitrators shall be selected by Sankyo, one (1) of the Arbitrators shall be selected by Tularik and the third Arbitrator, who shall act as chairperson, shall be selected by the mutual agreement of the other two (2) Arbitrators within [ * ] of their selection; provided, however, if within such time period the first two (2) selected Arbitrators are unable to agree on a third member of the arbitration panel, such third member shall be appointed by the President of the American Arbitration Association as soon as practicable thereafter.  The three (3) Arbitrators shall have relevant biotechnology and/or pharmaceutical industry experience.  Each Party shall submit to the other Party and the Arbitrators, within [ * ] of the selection of the chairperson of the Arbitrators, such Party’s written proposal containing all of the required provisions of the Co-Development Agreement or Co-Commercialization Agreement, as the case may be, that have not previously been agreed to by the Parties, along with support for such proposal. Such proposals shall reflect those terms as are reasonable and customary within the pharmaceutical industry.  At the request of either Party, the Arbitrators shall hold a hearing to determine the appropriate provisions of the Co-Development Agreement or Co-Commercialization Agreement, as the case may be.  The Arbitrators shall rule on such provisions within [ * ] following the later to occur of receipt of such proposals from the Parties or such hearing.  Such ruling shall [ * ].  The Arbitrators shall not issue any written opinion or otherwise explain the basis of the ruling.  Any arbitration herewith shall be conducted in the English language to the maximum extent possible. [ * ].

Section 4.11   Reversion of Rights to Tularik on Early Termination of Research Program.  If, after the Research Program terminates pursuant to Section 3.07(b) [ * ] with the [ * ], Sankyo terminates Pre-Clinical Development of Collaboration Lead Compounds and/or Development or Co-Commercialization of any Products in any country in the Territory [ * ] or [ * ], then: (i) all licenses granted by Tularik to Sankyo will terminate [ * ] with respect to such Collaboration Lead Compound, Sankyo Lead Compound, Product or Sankyo Product; (ii) Sankyo will grant to Tularik an exclusive, sublicensable, worldwide, [ * ] license to develop, make, use and sell such Collaboration Lead Compound, Sankyo Lead Compound, Product or Sankyo Products under Sankyo’s interest in Program Patents, Program Know-How and Research Compound Patents; and (iii) [ * ] Sankyo will also grant to Tularik a non-exclusive, sublicensable, worldwide license under the Sankyo Technology to the extent necessary to practice the license granted under the Program Patents and Program Know-How in Section 4.11(ii) [ * ].

Section 4.12   Sankyo Territory.

(a)               Development.  Sankyo shall [ * ] for each Product in the Sankyo Territory and shall [ * ] throughout the Sankyo Territory.  Sankyo shall be responsible for diligently conducting Development of Products in the Sankyo Territory and use commercially reasonable efforts to develop and commercialize Products as soon as reasonably practicable. Sankyo may elect, on a Collaboration Lead Compound-by-Collaboration Lead Compound or Product-by-Product basis, to terminate the Pre-Clinical Development of a given Collaboration Lead Compound or Development of a given Product based upon or incorporating such Collaboration Lead Compound in the Sankyo Territory by written notice to Tularik at any time. After receipt of such notice by Tularik in accordance with this Section 4.12:  (i) Sankyo shall no longer be [ * ]; and (ii) all rights in and to [ * ] in the [ * ] the [ * ] at the [ * ].  In the event Sankyo gives notice under this Section 4.12, Sankyo shall:  (i) make its personnel, relevant data and other resources available to Tularik as necessary to effect an orderly transition of development responsibilities; and (ii) transfer and assign to Tularik all regulatory submissions, including all Drug Approval Applications relating to such Collaboration Lead Compound and/or Products, together with all materials and data related thereto in its possession.

(b)              Commercialization. Sankyo shall oversee and implement all commercialization activities in the Sankyo Territory during the Term, based on the principle of maximizing profits from sales of Products. Sankyo shall have the exclusive responsibility for promoting each Product in the Sankyo Territory during the Term.  All information and materials generated by Sankyo in the course of its promotion effort for Products within any country in the Sankyo Territory shall be provided to the MOC for use in the promotion effort within the Co-Commercialization Territory. Sankyo shall [ * ] for providing such information and materials to the MOC. Sankyo shall submit to the MOC a marketing plan and budget for each Product it intends to commercialize in the Sankyo Territory for informational purposes. The MOC shall review Sankyo’s plans for implementation of commercialization activities within the Sankyo Territory and provide suggestions for facilitating the promotion and commercialization of Products on a global basis. Sankyo may elect, on a Collaboration Lead Compound-by-Collaboration Lead Compound or Product-by-Product basis, to terminate all commercialization activities relating to a given Product in the Sankyo Territory by written notice to Tularik at any time. After receipt of such notice by Tularik in accordance with this Section 4.12, all rights in and to such Product in the Sankyo Territory shall revert to Tularik without any obligation to Sankyo whatsoever [ * ].  In the event Sankyo gives notice under this Section 4.12, Sankyo shall:  (i) [ * ] for the [ * ] the [ * ] (ii) make [ * ]; and (iii) [ * ].

Article V.               LICENSE GRANTS

Section 5.01   Research License.  Each Party hereby grants to the other Party, solely for the purpose of conducting the Program as described in the Research Plan, a non-exclusive license to practice the Patent Rights and Know-How owned or controlled by such Party during the Research Program Term.  Neither Party may grant sublicenses under the foregoing research licenses without the prior written consent of the other Party, not to be unreasonably withheld.  The [ * ] is as set forth Section 6.02, Section 6.03 and Appendix E.

Section 5.02   Grant by Tularik for Products.  Subject to the terms and conditions of this Agreement, Tularik hereby grants and agrees to grant to Sankyo:  (i) an exclusive (except as to Tularik), [ * ] license (with the right to sublicense as provided in this Section 5.02) under the Program Patents, Program Know-How and the Tularik Technology to the extent necessary or useful to develop, have developed, make, have made, use, import, offer for sale, sell and have sold any Product in the Co-Commercialization Territory (subject to Section 12 of Appendix E); and (ii) an exclusive (even as to Tularik), [ * ] license (with the right to sublicense as provided in this Section 5.02) under the Program Patents, Program Know-How and the Tularik Technology to develop, have developed, make, have made, use, import, offer for sale, sell and have sold any Product in the Sankyo Territory.  Except as provided in Section 5.06, Sankyo may not sublicense any rights granted under this Section 5.02 in the Territory to any Third Party without the prior written consent of Tularik, not to be unreasonably withheld. Sankyo shall ensure that any such sublicense negotiated by Sankyo as permitted under this Section 5.02 shall run from the Parties to such sublicensee; and Sankyo shall ensure that any such sublicense shall provide that [ * ] shall be [ * ] and [ * ].

Section 5.03   Grant by Sankyo for Products.  Subject to the terms and conditions of this Agreement, Sankyo hereby grants and agrees to grant to Tularik an exclusive (except as to Sankyo), [ * ] license (with the right to sublicense as provided in this Section 5.03) under the Program Patents, Program Know-How and the Sankyo Technology to the extent necessary or useful to develop, have developed, make, have made, use, import, offer for sale, sell and have sold any Product in the Co-Commercialization Territory (subject to Section 12 of Appendix E).  Except as provided in Section 5.06, Tularik may not sublicense any rights granted under this Section 5.03 to any Third Party in the Co-Commercialization Territory without the prior written consent of Sankyo, not to be unreasonably withheld.  Tularik shall ensure that any sublicense negotiated by Tularik as permitted under this Section 5.03 shall run from the Parties to such sublicensee; and Tularik shall ensure that [ * ] shall be [ * ] and [ * ].

Section 5.04   Grant by Tularik for Sankyo Products.  Tularik hereby grants to Sankyo, to the extent Sankyo is developing a Sankyo Lead Compound or developing or commercializing a Sankyo Product pursuant to Section 4.06: (i) an exclusive (even as to Tularik), [ * ], worldwide (subject to Section 12 of Appendix E) license (with the right to sublicense) under Tularik’s interest in the Program Patents and Program Know-How; and (ii) a non-exclusive, [ * ], worldwide (subject to Section 12 of Appendix E) license (with the right to sublicense) under the Tularik Technology, in each case to develop or have developed Sankyo Lead Compounds and to develop, have developed, make, have made, use, import, offer for sale, sell and have sold Sankyo Products incorporating a Sankyo Lead Compound.

Section 5.05   Grant by Sankyo for Discontinued Compounds and Non-Proposed Compounds. Sankyo hereby grants to Tularik to the extent Tularik is developing a Discontinued Compound or a Non-Proposed Compound:  (i) under terms and conditions to be separately agreed, an exclusive, [ * ] worldwide license (with the right to sublicense) under Sankyo’s interest in the Program Patents, Program Know-How and Research Compound Patents; and (ii) under terms and conditions to be separately agreed, a non-exclusive, [ * ] worldwide license (with the right to sublicense) under the Sankyo Technology, in each case to develop or have developed Discontinued Compounds and/or Non-Proposed Compounds and to develop, have developed, make, have made, use, import, offer for sale, sell and have sold products incorporating a Discontinued Compound and/or a Non-Proposed Compound.

Section 5.06   Third Party Technology; Consents to Certain Sublicenses.  During the Term, if either Party becomes aware of (i) an opportunity to participate in research with a Third Party that could advance the objectives of the Research Program or the Development and/or Pre-Clinical Development of a Collaboration Lead Compound and/or a Product; or (ii) an opportunity to obtain a license or other right owned or controlled by a Third Party relating to the manufacture, marketing, import, use or sale of a Product, it shall so notify the other Party and the RMC, as applicable, will determine whether to pursue such opportunity in connection with the Program.  In the event that the Parties pursue such opportunity under subsection (i), they shall grant appropriate licenses or sublicenses, as applicable, to such Third Party solely to perform the tasks designated and approved by the RMC, as applicable, for such Third Party and provide for confidentiality and non-use obligations, and for ownership of or licenses under such Third Party’s inventions and related intellectual property rights arising in the course of work performed by such Third Party pursuant to this Agreement, consistent with those provided herein.  If the Parties, in connection with any opportunity described in subsection (i) or (ii), incur obligations to make payments to a Third Party for:  (A) [ * ] with respect to the [ * ], such payments shall be made [ * ]; or (B) [ * ] with respect to the [ * ], such payments shall be [ * ] as the case may be, of the [ * ]. If Sankyo, in connection with any opportunity described in subsection (i) or (ii), incurs obligations to make payments to a Third Party with respect to the Sankyo Territory for: (X) [ * ] with respect to the [ * ], such payments shall be made [ * ]; or (Y) [ * ] with respect to the [ * ], such payments shall be [ * ].  Tularik shall provide reasonable assistance to Sankyo to [ * ] with respect to the [ * ] in the [ * ].  Neither Party shall [ * ] shall receive [ * ] the [ * ], or [ * ].

Section 5.07   Grant by Parties for Personal Property Interest in Research Compounds.  Tularik hereby grants to Sankyo, [ * ] a non-exclusive, [ * ] worldwide license (with the right to sublicense) under Tularik’s personal property interest in a Research Compound synthesized by Tularik in the event that Sankyo desires to develop, have developed, make, have made, use, import, offer for sale, sell and have sold products incorporating such Research Compound. Sankyo hereby grants to Tularik, [ * ] a non-exclusive, [ * ] worldwide license (with the right to sublicense) under Sankyo’s personal property interest in a Research Compound synthesized by Sankyo in the event that Tularik desires to develop, have developed, make, have made, use, import, offer for sale, sell and have sold products incorporating such Research Compound.

Article VI.              PAYMENTS

Section 6.01 Payments.  In consideration of Tularik Technology, but not in consideration of the licenses granted pursuant to Article V hereof or as partial payment of any royalties to be paid in consideration hereof, Sankyo shall pay Tularik [ * ].  This amount payable under this Section 6.01 shall represent the actual proceeds to be received by Tularik after any applicable tax deductions have been made. In the event that [ * ] or [ * ] with respect to [ * ].  In the year the payments are made and for the following [ * ] shall [ * ] whether [ * ] or [ * ] the [ * ].  Additionally, to support the Research Program, Sankyo shall pay to Tularik an amount equal to:  (i)(A) [ * ] or as increased as required [ * ] for the [ * ] multiplied by (B) [ * ]; provided, however, that in no event shall the [ * ] unless the [ * ] to the [ * ] as a [ * ], in which case the payment in this Section 6.01(i) shall equal:  (X) the amount calculated by [ * ];

multiplied by (Y) [ * ] equals the number of [ * ] and the [ * ]; provided further in the event the Parties [ * ] of the amount calculated pursuant to [ * ] shall be payable [ * ]; (ii)(A) the [ * ] or as increased as required [ * ]; multiplied by (B) [ * ]; multiplied by (C) [ * ], where the [ * ] from the end [ * ] and the [ * ]; provided, however, that in no event shall the [ * ]; and (iii)(A) the [ * ] or as increased as required [ * ]; multiplied by (B) [ * ]; provided, however, that in no event shall [ * ].  The amount to be paid [ * ] by the [ * ] and shall be [ * ] or as increased as required [ * ], as the case may be, and the [ * ]. Unless the [ * ] as provided in [ * ] the payments pursuant to this Section 6.01 shall [ * ].

Section 6.02   Payments on Sankyo Products.

(a)               Royalties.  In the event Sankyo is commercializing a Sankyo Product pursuant to Section 4.06, Sankyo will pay Tularik, with respect to Sankyo Products sold in the Co-Commercialization Territory, a royalty equal to:

(i)                           [ * ] of Net Sales of such Sankyo Product by Sankyo, its Affiliates or sublicensees in the Territory less than [ * ];

(ii)                        [ * ] of Net Sales of such Sankyo Product by Sankyo, its Affiliates or sublicensees in the Territory greater than or equal to [ * ]; or

(iii)                     [ * ] of Net Sales of such Sankyo Product by Sankyo, its Affiliates or sublicensees in the Territory greater than or equal to [ * ].

(b)              Milestone Payments.  In the event Sankyo is developing a Sankyo Lead Compound or developing or commercializing a Sankyo Product pursuant to Section 4.06, Sankyo will make the following payments to Tularik in US Dollars upon the occurrence of the listed event in the Territory for such Sankyo Lead Compound and related Sankyo Product:

Event	Payment

[ * ]	[ * ]

On the date any one milestone with respect to a Sankyo Lead Compound or Sankyo Product is achieved, all lower numbered unachieved milestones shall be deemed to have been achieved with respect to that Sankyo Lead Compound or Sankyo Product and shall be paid.

(c)               Period of Royalty Obligation.  The royalty obligation under Section 6.02(a) shall be payable on a quarterly basis in respect of each country in which sales of Sankyo Products occur within [ * ] after the end of each calendar quarter commencing on the date of the first commercial sale of a Sankyo Product in such country until the expiration of the last to expire patent licensed to Sankyo under Section 5.02 above or the [ * ] anniversary of the first commercial sale in such country in which there is no patent (“Royalty Term”) for such Sankyo Product. If Tularik terminates Development in the Co-Promotion Territory, then Sankyo’s milestone obligations in the Territory shall continue; provided, however, that Sankyo shall have no obligation to pay milestones on Products for which Sankyo has already paid milestones to Tularik in the Sankyo Territory. If Tularik terminates Co-Promotion or Co-Marketing activities after the Parties have begun Co-Promoting or Co-Marketing in the Territory, then Sankyo’s royalty obligations in the Territory with respect to the Product shall continue, provided, however, that Sankyo shall have no obligation to pay milestones to Tularik for the Product.

Section 6.03 Payments in the Sankyo Territory.

(a)               Royalties.  To the extent Sankyo is not otherwise required to pay royalties pursuant to Section 6.02(a), Sankyo will pay Tularik royalties on Net Sales of Products sold in the Sankyo Territory by Sankyo, its Affiliates or sublicensees as follows:

(i)                           [ * ] of Net Sales of Products by Sankyo, its Affiliates or sublicensees less than [ * ];

(ii)                        [ * ] of Net Sales of Products by Sankyo, its Affiliates or sublicensees greater than or equal to [ * ]; or

(iii)                  [ * ] of Net Sales of Products by Sankyo, its Affiliates or sublicensees greater than or equal to [ * ].

(b)              Milestone Payments.  Unless Sankyo shall be otherwise required to make the payments pursuant to Section 6.02(b), Sankyo will make the following payments to Tularik in US Dollars upon the occurrence of the listed event in the Sankyo Territory for each Collaboration Lead Compound and related Product:

Event	Payment

[ * ]	[ * ]

On the date any one milestone with respect to a Collaboration Lead Compound or Product is achieved, all lower numbered unachieved milestones shall be deemed to have been achieved with respect to that Collaboration Lead Compound or Product and shall be paid.

(c)               Period of Royalty Obligation.  The royalty obligation under Section 6.03(a) shall be payable on a quarterly basis in respect of each country in the Sankyo Territory in which sales of Products occur within [ * ] after the end of each calendar quarter commencing on the date of first commercial sale of a Product in a country in the Sankyo Territory until the expiration of the last to expire patent licensed to Sankyo under Section 5.02 above or the [ * ] anniversary of the first commercial sale in such country in which there is no patent for such Product.

Section 6.04   Taxes.  Payment of all withholding or similar taxes that may be imposed by any governmental authority on royalty and milestone payments provided in Section 6.02 or Section 6.03 of this Agreement shall be paid by Tularik.

Article VII.             RECORD

Section 7.01   Records.  Sankyo and Tularik and, if applicable, their respective Affiliates and sublicensees, each shall keep accurate books and accounts of record (prepared in accordance with GAAP) in connection with the manufacture, use and/or sale by or for such Party of all Collaboration Lead Compounds, Products and Sankyo Products in the Territory in sufficient detail to permit accurate determination of all figures necessary for verification of royalties and other compensation required to be paid or expenses required to be shared hereunder or pursuant Section 4 of Appendix E.  Sankyo and Tularik shall maintain such records for a period of [ * ] after the end of the year in which such records were generated.  Either Party, through a certified public accountant reasonably acceptable to the other Party, shall have the right to access the books and records of the other Party, its Affiliates and sublicensees for the sole purpose of verifying amounts due to or credited to (as applicable) such Party pursuant to this Agreement, at the expense of the auditing Party, unless such audit reveals an underpayment (or failure to credit, as applicable) to such Party greater than [ * ] of amounts due to or credited to (as applicable) such Party, in which case the audited Party shall bear all costs of such audit, and the excess or deficit shall be adjusted between the Parties within [ * ] of receipt of invoice for adjustment.  Such access shall be permitted only upon reasonable prior written notice to the other Party during ordinary business hours, and not more frequently than once during each calendar year. [ * ] to [ * ] a [ * ] that [ * ] for purposes of:  (i) [ * ], which is [ * ]; or (ii) [ * ]

Article VIII.           DISCLAIMER OF WARRANTIES

Section 8.01   Tularik Disclaimer.  THE TULARIK TECHNOLOGY PROVIDED HEREUNDER IS PROVIDED “AS IS” AND TULARIK EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

Without limiting the generality of the foregoing, Tularik expressly does not warrant (i) the success of any study or test commenced pursuant to the Program or (ii) the safety or usefulness for any purpose of the Tularik Technology, Program Patents or the Program Know-How.

Section 8.02   Sankyo Disclaimer.  THE SANKYO TECHNOLOGY PROVIDED HEREUNDER IS PROVIDED “AS IS” AND SANKYO EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Without limiting the generality of the foregoing, Sankyo expressly does not warrant (i) the success of any study or test commenced pursuant to the Program or (ii) the safety or usefulness for any purpose of the Sankyo Technology, Program Patents or the Program Know-How.

Article IX.              INDEMNIFICATION

Section 9.01   Indemnification for Sankyo Products.  With respect to Sankyo Products:

(a)               Sankyo hereby agrees to save, defend and hold Tularik and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and attorneys’ fees (collectively, “Claims”), resulting directly or indirectly from the development, manufacture, use, handling, storage, sale or other disposition of Sankyo Products by Sankyo, its agents or sublicensees, except to the extent such Claims result from the negligence or willful misconduct of Tularik.

(b)              In the event that Tularik is seeking indemnification under this Section 9.01, it shall inform Sankyo of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit Sankyo to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested in the defense of the Claim.

Section 9.02   Indemnification for Products in the Co-Commercialization Territory.  With respect to any Product in Development and any Product Co-Promoted by the Parties in the Co-Commercialization Territory:

(a)               Each Party hereby agrees to save, defend and hold the other Party and its agents and employees harmless from and against any and all Claims resulting directly or indirectly from the development, manufacture, use, handling, storage, sale or other disposition of Products by the indemnifying Party, its agents or sublicensees, but only to the extent such Claims result from the negligence or willful misconduct of the indemnifying Party or its employees and agents and do not also result from the negligence or willful misconduct of the Party seeking indemnification.  Any other Claims resulting directly or indirectly from the development, manufacture, use, handling, storage, sale or other disposition of Products shall be included as an expense of either Party at the time such Claim is finally determined, whether by judgment, award, decree or settlement and therefore shall be borne by the Parties in accordance with the Parties’ share of profits.

(b)              In the event that a Party is seeking indemnification under this Section 9.02, it shall inform the other Party of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit the indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested in the defense of the Claim.

Section 9.03   Indemnification for Products in the Sankyo Territory. With respect to any Products sold by Sankyo in the Sankyo Territory:

(a)               Sankyo hereby agrees to save, defend and hold Tularik and its agents and employees harmless from and against any and all Claims resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of Products by Sankyo, its agents or sublicensees, except to the extent such Claims result from the negligence or willful misconduct of Tularik.

(b)              In the event that Tularik is seeking indemnification under this Section 9.03, it shall inform Sankyo of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit Sankyo to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested in the defense of the Claim.

Section 9.04   Indemnification for Discontinued Compounds or Non-Proposed Compounds Sold by Tularik. With respect to any Discontinued Compounds or Non-Proposed Compounds sold by Tularik:

(a)               Tularik hereby agrees to save, defend and hold Sankyo and its agents and employees harmless from and against any and all Claims resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of Discontinued Compounds or Non-Proposed Compounds by Tularik, its agents or sublicensees, except to the extent such Claims result from the negligence or willful misconduct of Sankyo.

(b)              In the event that Sankyo is seeking indemnification under this Section 9.04, it shall inform Tularik of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit Tularik to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested in the defense of the Claim.

Article X.               PATENT AND TRADE SECRET RIGHTS

Section 10.01 Ownership of Research Compounds. All inventions relating to the composition or use of Research Compounds (“Research Compound Inventions”), [ * ], shall be [ * ] Inventorship of such inventions shall be determined in accordance with U.S. patent laws.  Each Party agrees to execute, or have its employees, agents or consultants execute, all paperwork necessary to effectuate any such assignment necessary to achieve such [ * ] ownership of Research Compounds and Research Compound Inventions.  Research Compound Patents shall be [ * ] and shall be prosecuted in accordance with Section 10.03 hereof. The Party that synthesized a Research Compound shall own the personal property rights relating to such Research Compound.  The RMC shall establish a common numbering system for identification of the Research Compounds to allow the Parties to coordinate their activities with respect to such Research Compounds.

Section 10.02 Ownership of Inventions other than Research Compound Inventions.  Each Party shall remain the sole owner or licensee, as applicable, of all technology, Substances, discoveries, patent applications, patents, know-how and inventions owned or controlled by such Party on the Effective Date and shall have no rights in or to technology, Substances, discoveries and inventions owned by the other Party except as specifically granted herein.  All inventions or discoveries made, and materials and information created, jointly by Affiliates sublicensed hereunder by, or employees, agents or consultants of, each Party, in the course of conducting activities pursuant to this Agreement other than Research Compound Inventions (“Joint Program Inventions”) shall be jointly owned. Except as provided in Section 10.01, all inventions or discoveries made, and materials and information created solely by Affiliates sublicensed hereunder by, or employees, agents or consultants of, one Party in the course of conducting activities pursuant to this Agreement other than Research Compound Inventions (“Sole Program Inventions”) shall be [ * ].  Inventorship shall be determined in accordance with the U.S. patent laws.  Each Party shall disclose to the other Party promptly any inventions made by such Party’s Affiliate, employees, agents and consultants in the course of performing such Party’s obligations under the Program. If [ * ] license [ * ]

Section 10.03 Prosecution and Maintenance of Research Compound Patents and Program Patent Rights.

(a)               The RMC shall determine which Party shall be responsible for filing, prosecuting and maintaining patent applications for Research Compound Patents and Joint Program Inventions, provided that each Party shall be responsible for bearing [ * ] of the cost of filing for and prosecution and maintenance of such patent application and/or patent.  The Party chosen to file, prosecute and maintain a patent application shall select patent counsel, approved by the other Party, such approval not to be unreasonably withheld, to oversee such activities; [ * ].  In the event that the Party selected to file, prosecute and maintain a patent application decides not to proceed with such filing, prosecution or maintenance of any patent application filed under this Section 10.03(a), such Party shall give the other Party [ * ] notice before any relevant deadline, and the other Party shall have the right, but not the obligation, to pursue, at its own expense, prosecution of such patent application or maintenance of such patent.

(b)              Each Party shall be responsible for filing, prosecuting and maintaining those Sole Program Inventions owned by it throughout the world and shall cooperate with the other Party as to the prosecution of such Program Patents.  Each Party shall be responsible for bearing the cost of filing, prosecution and maintenance of Sole Program Inventions owned by it.  In the event that any Party decides not to proceed with prosecuting an application for such Sole Program Invention, or to pay any annuity for such a Sole Program Invention as it becomes due, such Party shall give the other [ * ] notice before any relevant deadline, and the other Party shall have the right to pursue, at its own expense, prosecution of such patent application or maintenance of such patent.

(c)               The Parties desire to implement a patent prosecution and maintenance strategy that provides strong, broad patent protection on inventions made during the course of the Parties’ performance under this Agreement. Accordingly, they shall use commercially reasonable efforts to work together to file, prosecute and maintain Research Compound Patents and Program Patents under this Article X that include claims relating to [ * ].  To this end, the Party filing, prosecuting and maintaining a Research Compound Patent or a Program Patent shall provide to the other Party a copy of each patent application or other patent filing it intends to make at least [ * ] prior to the earlier of the relevant filing deadline or intended filing date for review and comment.  The Party making any such filing shall use all reasonable efforts to incorporate the non-filing Party’s comments on such filing before submitting such filing to the relevant patent authority.  Additionally, the Party filing, prosecuting or maintaining a Research Compound Patent or Program Patent (i) shall promptly provide the other Party a copy of all material notices received from a patent authority with respect to a Research Compound Patent or Program Patents, and (ii) shall not abandon or cease to prosecute or maintain a Research Compound Patent or Program Patent unless it has first notified the other Party not later than [ * ] prior to any relevant deadline for making a filing with a patent authority or maintenance payment with respect thereto and the other Party has not, within [ * ] after receiving such notice, by written notice to such Party elected to assume responsibility for filing, prosecuting or maintaining such Research Compound Patent or Program Patent.  If a dispute arises regarding the strategy for filing and prosecuting a patent application hereunder, such matter shall be submitted to the EC for final resolution.

Section 10.04 Prosecution and Maintenance of Sankyo and Tularik Patent Rights. Sankyo and Tularik shall prosecute and maintain all Patent Rights and Know-How owned or controlled by Sankyo or Tularik, respectively, at such Party’s sole expense and in its sole discretion.

Section 10.05 Disclaimer.  Each Party specifically disclaims any representation or warranty, express or implied, that it will successfully obtain any Program Patent or that any invention made by Affiliates, employees, agents and independent contractors of such Party will be patentable.

Section 10.06 Perfection of Interest.  Each Party agrees to cooperate with the other and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect the other’s ownership interest in accordance with the intent of this Agreement including, without limitation, the execution of necessary and appropriate instruments of assignment.

Section 10.07       Infringement by Third Parties.

(a)            With respect to infringement of any [ * ] Program Patents or Research Compound Patents by a Third Party through the manufacture, import, use, sale or offer for sale of a product competitive with a Product in any country (“Competitive Product Infringement”), the Operations Committee (as defined in Section 3 of Appendix D ) shall determine which Party shall have the right to institute, prosecute and control any action or proceeding with respect to such infringement (with the other Party having the right to participate in such action and be represented, if it so desires, by counsel of its own selection therein), it being the Parties’ general intent that any Competitive Product Infringement of a [ * ] Program Patent or Research Compound Patent in the Sankyo Territory shall be instituted, prosecuted and controlled by Sankyo.  If necessary, in any action brought hereunder, the Party not controlling such action agrees to be joined as a party plaintiff and to give reasonable assistance and any needed authority to control, file and to prosecute such action. The Parties shall consult with each other regarding the institution, prosecution and control of any action or proceeding with respect to infringement of any of the [ * ] Program Patents or Research Compound Patents other than Competitive Product Infringement. Each Party’s costs related to patent enforcement (including internal costs and expenses specifically attributable to said patent enforcement) with respect to Competitive Product Infringement shall be [ * ], and any related recoveries shall be [ * ].

(b)              With respect to infringement by a Third Party of any Research Compound Patents, Program Patents or Patent Rights through the manufacture, import, use, sale or offer for sale of a product competitive with a Sankyo Product (“Competitive Sankyo Product Infringement”), Sankyo shall have the first right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement (with Tularik having the right to participate in such action and be represented if it so desires by counsel of its own selection).  If Sankyo fails to institute and prosecute an action or proceeding to abate the infringement within a period of [ * ] after receiving written notice or otherwise having knowledge of the infringement as provided above, then Tularik, if it owns or controls the Patent Right or Program Patent being infringed, shall have the right, but not the obligation, to bring and prosecute any such action; provided, however, that in such event Sankyo shall have the right to participate in such action and to be represented in any such action by counsel of its choice.  If necessary, in any action brought pursuant to this Section 10.07(b), the Party not controlling such action agrees to be joined as a party plaintiff and to give reasonable assistance and any needed authority to control, file and to prosecute such action.  Each Party’s costs related to patent enforcement (including internal costs and expenses specifically attributable to said patent enforcement) with respect to Competitive Sankyo Product Infringement shall be [ * ], and any related recoveries shall be [ * ].

(c)               No settlement or consent judgment or other voluntary final disposition of suit under this Section 10.07(c) may be entered into without the consent of both Parties, which consents shall not be withheld unreasonably.

(d)               If an infringement of Program Patents or Patent Rights by a Third Party could be characterized as both a Competitive Product Infringement and a Competitive Sankyo Product Infringement, the EC shall determine which Party shall have the right to proceed against such Third Party.

Section 10.08       Defense and Settlement of Third-Party Claims.

(a)               If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, import, use, sale or offer for sale of any Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party with notice of such claim and the related facts in reasonable detail.  In such event, the EC shall determine how best to control the defense of any such claim.  In the event the EC cannot determine the proper manner of defending any such claim, such defense shall be controlled by Sankyo if the claim is brought in the Sankyo Territory; provided, however, that the other Party shall have the right to participate in such defense and to be represented in any such action by counsel of its selection at its sole discretion.  The entity that controls the defense of a given claim with respect to a Product in the Sankyo Territory shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the written consent of the other Party, which consent shall not be withheld unreasonably.

(b)              If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, import, use, sale or offer for sale of any Sankyo Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party with notice of such claim and the related facts in reasonable detail.  In such event, Sankyo shall control the defense of any such claim, and shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into with respect to any Program Patent or Patent Right owned, in whole or in part, or controlled by Tularik without the written consent of Tularik, which consent shall not be withheld unreasonably.

Section 10.09 Allocation of Expenses. Any expenses of patent defense, settlement and judgments incurred pursuant to Section 10.07 with respect to Sankyo Products shall be [ * ].

Section 10.10 Settlement of Third-Party Claims for Infringement; Payment of Third-Party Royalties. If a Third Party asserts that a patent or other right owned by it is infringed by the development, manufacture, use, sale, offer for sale or import of any Sankyo Product, and as a result of settlement procedures or litigation under this Article X Sankyo is required to pay the Third Party a royalty or make any payment of any kind for the right to sell a Sankyo Product in a particular country, such expense shall be [ * ] and subject also to the proviso that, if [ * ] with respect to [ * ] and [ * ]. Tularik shall provide reasonable assistance to Sankyo to facilitate [ * ] as provided in [ * ].

Article XI.              CONFIDENTIALITY AND PUBLICITY

Section 11.01 Confidential Information; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for [ * ] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent that the receiving Party can demonstrate by competent proof that such Confidential Information:

(a)               was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)              was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)               became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)              was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)               was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

Section 11.02 Financial Terms; Permitted Disclosure. The Parties agree that the material financial terms of the Agreement will be considered Confidential Information of both Parties.  Notwithstanding the foregoing, either Party may disclose such terms to bona fide potential sublicensees, if necessary, and may disclose such terms and other Confidential Information of the other Party as required by law, regulation or court order.  Tularik shall have the further right to disclose the material financial terms of the Agreement to any bona fide potential investor, investment banker, acquiror, merger partner or other potential financial partner under confidentiality obligations to Tularik no less restrictive than those herein.  In connection with any permitted disclosure of Confidential Information pursuant to this Section 11.02, each Party agrees to use all reasonable efforts to secure confidential treatment of, or a protective order for, any such information.

Section 11.03 Publication. Each Party to this Agreement recognizes that the publication of papers, including oral presentations and abstracts, regarding the Program Know-How and the Program Patents, subject to reasonable controls to protect Confidential Information, can be beneficial to both Parties.  Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including oral presentations and abstracts, which includes Confidential Information of the other Party.  Before any such paper, presentation or abstract is presented or submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party at least thirty (30) days prior to such presentation or submission.  The receiving Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of the delivery of such paper to the receiving Party.  With respect to oral presentation materials and abstracts, the Parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than thirty (30) days from the delivery date thereof to the receiving Party.  The publishing Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper, presentation or abstract and agrees to withhold publication of same for an additional thirty (30) days upon request by the non-publishing Party in order to permit the Parties to obtain patent protection, if either of the Parties deem it necessary, in accordance with the terms of this Agreement. [ * ] with respect to [ * ], as the case may be.

Section 11.04 Publicity. Except as otherwise provided herein or required by law, neither Party shall issue any publication, news release or other public announcement, written or oral, whether in the public press, or stockholders’ reports (if applicable), or otherwise, relating to the existence of or the performance under this Agreement, without the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided that if a Party does not consent to such publication, release or announcement by the other Party as proposed, then the Parties shall negotiate in good faith an appropriate modification thereto that will make such publication, release or announcement acceptable to the reviewing Party within [ * ] after submission thereof by the publishing Party to the non-publishing Party.

Article XII.            GOVERNMENT CONTROLS

Section 12.01 This Agreement is made subject to any restrictions concerning the export of Products or technical information from the United States that may be imposed upon or related to Tularik or Sankyo from time to time by the government of the United States and other applicable jurisdictions.  Furthermore, each Party hereto agrees that it will not export, directly or indirectly, any technical information acquired from the other under this Agreement or any Products using such technical information to any country for which the United States government or any agency thereof, or other applicable jurisdiction requires at the time of export, an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government or other applicable jurisdiction when required by an applicable statute or regulation.

Article XIII.           TERM AND TERMINATION

Section 13.01 Term.  Subject to earlier termination in accordance with subsections (a) and (b), this Agreement shall expire upon the end the Term.

(a)               Early Termination.  This Agreement shall terminate on such earlier date as:  (i) the Research Program Term shall have expired or been terminated pursuant to Section 3.07 without any Collaboration Lead Compound having been designated in accordance with Section 3.08(a) or Section 4.02 or any Sankyo Lead Compound being developed in accordance with Section 4.06; or (ii) the Feasibility Study shall have expired without Sankyo having designated a Current Program Target as a Collaboration Target pursuant to Section 3.03(b).

(b)              Termination for Material Breach. If either Party materially breaches this Agreement and the breaching Party has not (i) cured the breach or (ii) initiated good faith efforts to cure such breach to the reasonable satisfaction of the non-breaching Party, within [ * ] of written notice of breach from the non-breaching Party, the non-breaching Party may terminate this Agreement upon expiration of such [ * ] period.  If this Agreement is terminated pursuant to this Section 13.01(b), (A) all licenses granted to the non-breaching Party shall survive such termination and shall be expanded to apply on a worldwide basis and (B) all licenses and rights to obtain licenses granted to the breaching Party shall terminate.

Section 13.02 Surviving Rights.  Subject to Section 13.01(b), the rights and obligations set forth in this Agreement shall extend beyond the Term or termination of the Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge.  Without limiting the foregoing, the Parties have identified various rights and obligations that are understood to survive, for the period of time as follows: Sections [ * ] and Articles [ * ].

Section 13.03 Accrued Rights; Surviving Obligations. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder.

Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

Article XIV.           REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 14.01       Representations and Warranties.

(a)               Power and Authority.  Each Party hereby represents and warrants that such Party has full corporate power and authority under the laws of the state or country of its incorporation to enter into this Agreement and carry out the provisions hereunder and that the person executing this Agreement on each Party’s behalf has been duly authorized to do so by all requisite corporate action.

(b)              Conflicts.  Each Party represents and warrants that, as of the date of this Agreement, it is not a Party to any agreement, arrangement or understanding with any Third Party that in any material fashion prevents such Party from fulfilling any of its material obligations under the terms of this Agreement.

(c)               Intellectual Property.  Each Party represents and warrants to such Party’s best knowledge as of the Effective Date: (i) that such Party has full power and authority to undertake the scientific activities required of it; (ii) that the performance of the scientific activities required of such Party under the Research Plan will not infringe the intellectual property rights of any Third Parties; and (iii) that the practice of such Party’s Patent Rights or Know-How described in Section 5.1 hereof pursuant to the Program does not require any Third Party licenses not already obtained.  Tularik and Sankyo agree to cooperate to identify existing Third Party licenses and the technologies to which they pertain.  Except as expressly provided in this Agreement, neither Tularik nor Sankyo shall have any obligation to make any payments whatsoever with respect to any royalties that the other Party owes to any Third Party licensor of technology that the Parties may practice while performing under this Agreement.

(d)              Infringement.  Each Party represents and warrants that as of the date of this Agreement, to the best of its knowledge, it is not aware of any claims by Third Parties that the practice of technology, methodology or materials to be utilized in the Program would infringe patents owned or controlled by such Third Party.

Section 14.02       Covenants.

(a)               Licenses.  Each Party hereby covenants to the other that it will not practice the license granted to it pursuant to Section 5.01, Section 5.02, Section 5.03, Section 5.04 or Section 5.05 under the other Party’s interest in Patent Rights, Know-How, Program Patents or Program Know-How, except as explicitly permitted in this Agreement.

(b)              Diligence.  Subject to Section 4.06 and Appendix D, Sankyo and/or Tularik shall use commercially reasonable efforts to develop the Lead Compounds, Research Compounds and Collaboration Lead Compounds consistent with the efforts such Party expends on compounds involved in its other research and development programs that have comparable market potential.  Sankyo and/or Tularik shall use commercially reasonable efforts to develop and market Products, consistent with the efforts it expends on its other products that have comparable market potential.  If a Party disagrees on whether the other Party’s efforts are commercially reasonable, such disagreement shall be resolved in accordance with Section 15.01.

(c)               Conflicts.  Each Party covenants that it will not commit any acts or fail to take any action that would be in material conflict with its obligations or licenses under this Agreement.

Article XV.            DISPUTE RESOLUTION

Section 15.01 Dispute Resolution.  Any disputes or disagreements arising in the RMC will be referred to the EC if the RMC is unable to resolve such dispute or disagreement within seven (7) days after submission of an issue to such committee.  In addition, any other disputes or disagreements between the Parties arising hereunder will first be referred to the EC.  If such dispute is not resolved within the seven (7) day period following submission of such dispute to the EC, such dispute shall be referred to the Chief Executive Officer of Tularik and the head of the research division of Sankyo.  Except as otherwise provided herein, if such dispute is not resolved within the seven (7) day period following submission of such dispute to the Chief Executive Officer of Tularik and the head of the research division of Sankyo or their duly authorized designees [ * ], and such dispute relates to an alleged breach of this Agreement, then either Party may propose to refer such dispute to arbitration, and thereafter such dispute shall be resolved pursuant to Section 15.02 below. Except as otherwise provided herein, in the event such dispute is not resolved within the seven (7) day period following submission of such dispute to the Chief Executive Officer of Tularik and the head of the research division of Sankyo, and such dispute does not relate to an alleged breach of this Agreement, such dispute shall be referred to a Third Party mediator with significant experience in the pharmaceutical industry acceptable to both Parties for resolution.  The costs and expenses of such Third Party mediator shall be shared equally by the Parties.  In the event such dispute is not resolved within the ninety (90) day period following submission of such dispute to the Third Party mediator, then either Party may propose to refer such dispute to arbitration, and thereafter such dispute shall be resolved pursuant to Section 15.02 below.

Section 15.02 Arbitration.  In the event of any controversy or claim arising out of, relating to, or in connection with or in any way connected with any provision of this Agreement, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the dispute resolution procedures set forth in Section 15.01.  Any unresolved disputes arising between the Parties arising out of, relating to, in connection with or in any way connected with this Agreement or any term or condition hereof, or performance by either Party of its obligations hereunder, whether before or after termination or expiration of this Agreement, shall be finally resolved by binding arbitration, except as otherwise provided in this Agreement and except that any disputes regarding the validity, scope or enforceability of patents or trademarks shall be submitted to a court of competent jurisdiction.  The arbitration shall be held in San Francisco, California according to the rules of the American Arbitration Association (“AAA”) if Sankyo is the Party seeking arbitration.  The arbitration shall be held in Tokyo, Japan according to the rules of the Commercial Arbitration Rules of the Japan Commercial Arbitration Association (“JCAA”) if Tularik is the Party seeking arbitration.  The arbitration will be conducted by a panel of three (3) arbitrators with significant experience in the pharmaceutical industry appointed in accordance with applicable AAA or JCAA rules as appropriate.  Any arbitration herewith shall be conducted in the English language to the maximum extent possible. [ * ]  Judgment on the award so rendered shall be final and may be entered in any court having jurisdiction thereof.

Article XVI.           MISCELLANEOUS

Section 16.01 Rights under [ * ].

Section 16.02 Severability.  If any part of this Agreement is declared invalid by any legal authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement, which shall continue in full force and effect.  The Parties shall revise the invalidated part in a manner that will render such provision valid and closely approximate the Parties’ original intent.

Section 16.03 Waiver.  Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

Section 16.04 Consents Not Unreasonably Withheld.  Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provision is made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

Section 16.05 Ambiguities.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 16.06 Further Action. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 16.07 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

(a)               If to Sankyo Company, Limited, addressed to:

Sankyo Company, Limited

1-2-58 Hiromachi, Shinagawa-ku, Tokyo 140-8710, Japan

Attention:   Director, Strategic Research Department

Telephone: 3-3492-3131

Facsimile:

(b)              If to Tularik Inc., addressed to:

Tularik Inc.

Two Corporate Drive

South San Francisco, CA 94080

Attn: Secretary

Telephone: (650) 825-7300

Facsimile: (650) 825-7392

Section 16.08 Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns; provided, however, that, without the prior written consent of the other party (to be given or withheld in its sole discretion), neither Party shall assign any of its rights and obligations hereunder except (i) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting all or substantially all of the assets or actual voting control of the assigning Party or (ii) to an Affiliate; provided, however, that in no event shall either Party’s obligations under the Research Program be assigned to an Affiliate without the prior written consent of the other Party.

Section 16.09 Force Majeure. Any delays in performance by either Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, earthquake, flood, explosion, riots, wars, civil disorder, rebellion or sabotage.  The Party suffering such occurrence shall notify the other Party as soon as practicable and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence, provided that the Party affected by such event uses reasonable efforts to overcome such delay.

Section 16.10 Headings. The section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.

Section 16.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16.12 Governing Law and Language.  This Agreement shall be governed by New York law, notwithstanding its conflicts of laws principles.  The official text of this Agreement and any Appendices hereto, or any notice given or statements required by this Agreement shall be in English.  In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language. Any dispute shall be resolved in San

Francisco, California if Sankyo is the Party initiating such dispute.  Any dispute shall be resolved in Tokyo, Japan if Tularik is the Party initiating such dispute.

Section 16.13 Limitation of Liability.   IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES AND SUBLICENSEES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, including but not limited to loss of profits or revenues, except to the extent such Party may be required to indemnify the other Party from such damages claimed by Third Parties pursuant to this Agreement.

Section 16.14 Entire Agreement; Amendment.  This Agreement sets forth the principal terms of the arrangement between the Parties hereto and, except as otherwise set forth herein, supersedes and terminates all prior agreements and understandings between the Parties.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the Effective Date.

Tularik Inc.

/s/ David Goeddel
By:	David V. Goeddel
Title:	Chief Executive Officer

Sankyo Company, Limited

/s/ Yukio Sugimura
By:	Yukio Sugimura, Ph.D.
Title	General Manager, Research Institute

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APPENDIX A

Description of Scientific FTE Assigned to the Program

[ * ]

The Scientific FTEs set forth on this Appendix A [ * ] only.  In the event [ * ] on this Appendix A; [ * ] in the wake of the [ * ]

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APPENDIX B

Current Program Targets

APPENDIX C

Collaboration Targets

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APPENDIX D

Heads of Co-Development Agreement

This Heads of Co-Development Agreement sets forth the basic understanding of the Parties relating to development of Products associated with a given Collaboration Lead Compound.  This Heads of Co-Development Agreement shall be [ * ], and the [ * ] that [ * ] to which this [ * ] and [ * ] in the [ * ] of the Collaboration Agreement [ * ].  The terms of any such Co-Development Agreement shall be consistent with the terms as described below.

1.                                       Designation of Collaboration Lead Compound. The Parties shall designate the Collaboration Lead Compound for clinical development in accordance with Section 4.02 of the Collaboration Agreement to which this Heads of Co-Development Agreement is attached.

2.                                       Pre-Clinical Development.  The Parties, under the direction of the RMC and pursuant to the Research Plan, shall diligently conduct Pre-Clinical Development with respect to any designated Collaboration Lead Compound. Each Party shall supply [ * ] of the [ * ] in the [ * ]. Under no circumstances shall either Party [ * ] except as permitted by the RMC, the Research Plan and the plan for Pre-Clinical Development established by the RMC.

3.                                       Steering Committee and Operations Committee for Development. Each Party would appoint an equal number of senior-management representatives to a steering committee (the “Steering Committee”) within thirty (30) days after the date upon which the RMC designates the first Collaboration Lead Compound.  Each Party would be permitted to change any of its appointments to the Steering Committee at any time upon giving written notice to the other.  The Steering Committee Chairperson shall [ * ].

The Steering Committee would appoint an operations team consisting of equal numbers of managers (the “Operations Committee”).  The Operations Committee would be responsible to develop annual plans, run the daily business of the collaboration and communicate performance.  The Operation Committee Chairperson shall [ * ].

The Steering Committee would meet within thirty (30) days after the date upon which the RMC designates the first Collaboration Lead Compound to prepare such procedures and mechanisms as may be necessary for the operation of the Steering Committee, the Operations Committee and any other committee established by the Steering Committee to assure the most efficient conduct of each Party’s obligations under the Agreements.  The Marketing Committee (MC) would formulate and propose to the Steering Committee a Business Plan before submission of the NDA to the FDA or any corresponding approval granting authority.

The personnel, facilities, expertise and other resources of Tularik and Sankyo to be used in performance of each Party’s obligations under the Agreements would be established by the Steering Committee or the Operations Committee.  The Steering Committee would be responsible for reviewing, modifying and approving the Development Plan developed by the Operations Committee, the Business Plan developed by the Marketing Committee and any material amendments thereto.

The Steering Committee would have the authority to resolve disputes among the members of the Operations Committee and other committees that report to the Steering Committee.

If for any reason the Steering Committee would be unable to reach agreement on any appropriate matter, [ * ].

4.                                       General Responsibilities.  The Operations Committee shall oversee and manage the relationship established by the Co-Development Agreement.  The Operations Committee shall be responsible for coordinating all aspects of all activities (including, but not limited to:  [ * ]) that will be undertaken with respect to a Collaboration Lead Compound that are necessary or desirable to enable the filing of an IND for a Product or Products based upon or incorporating such Collaboration Lead Compound, including the preparation and filing of an IND (collectively, “Pre-Clinical Development”).  The Operations Committee will be responsible for coordinating all aspects of the Development of each Product as provided in the Co-Development Agreement through the filing of an NDA or equivalent.

5.                                      Development Plan and Development Budget. Promptly following the designation of a Collaboration Lead Compound pursuant to Section 4.02(b), the Operations Committee shall initiate preparation of the development plan for the Development of such Collaboration Lead Compound in the Co-Commercialization Territory (the “Development Plan”) and a budget (the “Development Budget”) for proposed Development Costs therefor. The initial Development Plan for a Collaboration Lead Compound shall [ * ] and [ * ] for the [ * ] and identify [ * ].  The budget for each Development program shall include a [ * ] covering [ * ] of the [ * ] of the [ * ].  Each Development Plan and Development Budget shall be approved by the Steering Committee.  Both Parties recognize that the Development Plan and the Development Budget represent projections only and will be subject to frequent changes during the Development process.  Each such Development Plan and Development Budget shall be updated as deemed appropriate by the Steering Committee, but in no event [ * ], and approved by [ * ] and [ * ].

6.                                       Development of Products. The Parties will each diligently collaborate in the Development of Products in the Co-Commercialization Territory and use commercially reasonable efforts to develop and commercialize Products as soon as reasonably practicable.  The role of each Party in the Development process in the Co-Commercialization Territory will be determined by the Operations Committee, with the Parties intending that each Party will provide advisory and supporting services with respect to any phase of the process in which such Party is not actively or primarily involved.  Each Party shall supply [ * ] of the [ * ] Development effort for each Product in the Co-Commercialization Territory in the aggregate, [ * ]. The Operations Committee will determine appropriate written standards for measuring each Party’s required Development efforts and accounting procedures to confirm and document each Party’s performance of its required Development effort for any Product before the Parties commence Development thereof.  No clinical trials involving any Product shall be commenced by or on behalf of either Party in the Co-Commercialization Territory without the prior approval of the Operations Committee.  Nothing contained in this Section shall be [ * ].  Any decision by a Party not to [ * ] or to [ * ] shall not be deemed a breach of this Agreement.

7.                                       Duration of Co-Development. The Parties will continue to co-develop Products until [ * ] of the Collaboration Agreement to which this Heads of Co-Development Agreement is attached.

8.                                       Termination of Participation in Development. Either Party may elect, on a Collaboration Lead Compound-by-Collaboration Lead Compound or Product-by-Product basis, to terminate its participation in, or to not participate in, the Pre-Clinical Development of a given Collaboration Lead Compound or Development of a given Product based upon or incorporating such Collaboration Lead Compound in the Co-Commercialization Territory by written notice to the other Party [ * ].  In the event Tularik is the Party delivering the notice under this Section 8, Sankyo will have the right to proceed independently to develop such Collaboration Lead Compound or Product as a Sankyo Lead Compound or Sankyo Product in the Co-Commercialization Territory as set forth in Section 4.06 of the Collaboration Agreement to which this Heads of Co-Development Agreement is attached.  In the event Sankyo is the Party delivering the notice under this Section 8, Tularik will have the right to proceed independently to develop such Collaboration Lead Compound or Product in the Co-Commercialization Territory without any obligation to Sankyo whatsoever other than the payment of royalties at the Development Royalty Rate.  In the event a Party gives such notice under this Section 8, such Party (i) will remain responsible for its share of Development Costs for such Collaboration Lead Compound or Product in the Co-Commercialization Territory until [ * ], and (ii) will make its personnel, relevant data and other resources available to the other Party as necessary to effect an orderly transition of development responsibilities, with the costs of such personnel, relevant data and resources to be [ * ] notice under this Section 8.  In the event of a Party’s termination of participation in Pre-Clinical Development of a Collaboration Lead Compound or Development of a Product in accordance with this Section 8, such Party shall [ * ] to the other Party all regulatory submissions, including all Drug Approval Applications, relating to such Collaboration Lead Compound and/or Product, together with all materials and data related thereto in its possession.

9.                                       Calculation of Development Costs. “Development Costs” shall mean all costs and expenses reasonably charged directly to the Pre-Clinical Development of any Lead Compound, Research Compound or Collaboration Lead Compound or Development of any Product, as well as overhead costs of the functions that directly support such Pre-Clinical Development or Development (as calculated in accordance with GAAP and using the same allocation methods that the Party incurring such costs uses throughout its operations, but in all events [ * ]), all as specified in the Development Plan and the Development Budget for the Co-Commercialization Territory.  Development Costs shall include, without limitation: (i) [ * ] for the [ * ] or [ * ] for [ * ], to the extent [ * ]; (ii) [ * ] or [ * ]; (iii) [ * ] for [ * ]; (iv) [ * ] provided for in this Section 9, subsection (vi)) and [ * ]; (v) [ * ] and [ * ] for the [ * ] of the [ * ] and [ * ]; and (vi) the [ * ].

10.                                 Share of Development Costs. Within thirty (30) days after each calendar quarter, each Party shall provide the Operations Committee with detailed information concerning the Development Costs incurred by such Party during such quarter for the Co-Commercialization Territory pursuant to the Development Plan and the Development Budget.  Promptly after receipt thereof, the Operations Committee will determine the amount, if any, that either Party has paid in excess of the amount to be borne by such Party for such quarter pursuant to this Section 10, and shall so notify the Parties.  Tularik shall be responsible for [ * ] of the Development Costs and Sankyo shall be responsible for the [ * ] of Development Costs for each Collaboration Lead Compound and Product throughout the Co-Commercialization Territory.  In the event of [ * ] for the [ * ] in a [ * ] after the [ * ]. In the event the Development Costs incurred by a Party during any calendar quarter exceed [ * ] for activities to be conducted by such Party during such quarter (the “Overage Threshold”), then the other Party shall not be [ * ], or is subsequently ratified, unanimously, by the Operations Committee (in which case each of the Parties shall be [ * ].  In the event such overage has not been approved or ratified unanimously by the Operations Committee, the Party incurring Development Costs in a calendar quarter exceeding the Overage Threshold in such quarter shall be [ * ].

11.                                 Regulatory. Sankyo will be responsible for filing, and shall own, regulatory filings such as the IND or NDA/MAA. Sankyo (or its Affiliates) will file applications for regulatory approval required before commercial sale or use of a Product as a drug (“Drug Approval Applications”) in countries within the Co-Commercialization Territory and attempt to obtain Regulatory Approvals in each country in the Co-Commercialization Territory in which Products will be commercialized. Tularik shall have the right to cross-reference to all such filings made by Sankyo for such Product in any country.  The Parties will cooperate in the preparation of all such regulatory filings and in obtaining Regulatory Approvals under this Section 11, including without limitation providing access to each other data and information obtained under the Program to the extent necessary for obtaining Regulatory Approvals of Products.

12.                                 Sublicense.  Either Party may sublicense its rights under the Co-Development Agreement to Third Parties who agree to be bound to the terms and conditions of the Collaboration Agreement, Appendix D and Appendix E, upon receipt of the written consent of the other Party, such consent not to be unreasonably withheld.

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[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

APPENDIX E

Heads of Co-Commercialization Agreement

This Heads of Co-Commercialization Agreement sets forth the basic understanding of the Parties relating to the Co-Commercialization of Products associated with a given Collaboration Lead Compound and for further good faith discussions of the terms and conditions to be contained in definitive written Agreement(s) pertaining to co-commercialization for a pharmaceutical preparation for human use containing the “Product”.  This Heads of Co-Commercialization Agreement shall be [ * ], and the [ * ] that [ * ] to which this [ * ] of the Collaboration Agreement [ * ].  The terms of any such Co-Commercialization Agreement shall be consistent with the terms as described below.

1.               Duration of Co-Commercialization. The Parties will [ * ]; or such [ * ] to which this [ * ].  After termination of the Co-Commercialization relationship under this Section 1, the Parties shall [ * ].

2.               Designation.

Co-Promotion Countries:  Tularik would [ * ].   Sankyo would remit to Tularik or Tularik’s designated Affiliate [ * ].  DM would be calculated by [ * ].  Sankyo would [ * ].  Neither Party would [ * ].

Co-Marketing Countries:  Tularik would [ * ].  Neither Party would [ * ].  In Co-Marketing Countries, Tularik and Sankyo shall [ * ].  The Parties shall negotiate and agree in good faith on which countries in the Co-Commercialization Territory they will Co-Market Products.

3.     Detailing and Promotional Efforts in Co-promotion countries.

(i)            Sales Forces.

The Parties would [ * ]. The Parties would use reasonable commercial efforts consistent with accepted pharmaceutical industry business practices when conducting such promotion and detailing.

(ii)           Right to Enter Market.

In each co-marketing or co-promotion country, a Party that [ * ] consisting of [ * ].  Within  thirty (30) days prior to the submission of the NDA in each country in the Co-Promotion Territory, the Parties will [ * ]. If both Parties [ * ]

(iii)          Diligence.

Each Party would work diligently to fulfill all responsibilities assigned to it under the definitive written Agreement(s) in compliance with all applicable laws in the countries in the Co-Commercialization Territory.  The Parties would, in co-promotion countries, unless otherwise mutually agreed to, devote [ * ] to the marketing, promotion and detailing of the Products.

4.     Expense Sharing in Co-promotion Countries

(i)            Sales Force Expenses.

Each Party’s sales force would [ * ]. Each Party would [ * ].

(ii)           Product Expenses.

During the Term, the Parties would [ * ]. “Product Expenses” means [ * ].

(iii)          Other Expenses as Mutually Agreed.

The Parties would [ * ].

5.     Adjustments for Detail Deficiency.  In the event that:

[ * ].

6.               Steering Marketing Committee. The SMC shall be composed of an equal number of senior representatives of Tularik and Sankyo.  A Party may replace its designee to the SMC by written notice to the other Party. The SMC shall be chaired by [ * ]. The SMC shall oversee and manage the relationship established by the Co-Commercialization Agreement and the Marketing Operations Committee (“MOC”).  The SMC shall resolve problems and settle disagreements that have not been resolved by the MOC, except as otherwise provided in the Co-Commercialization Agreement.  If the SMC can not resolve the issue, [ * ].

7.               Marketing Operations Committee.  The Parties shall establish an MOC, composed of an equal number of representatives from Sankyo and Tularik that will oversee and discuss launch, promotional, pricing, marketing and sales activities for Products in the Co-Commercialization Territory.  The MOC shall be chaired by [ * ].  Decisions of the MOC shall be made by consensus, with each Party having one (1) vote.  If the MOC is unable to reach consensus on any issue relating to the launch, promotional, marketing and sales activities for Products in the Co-Commercialization Territory that is not addressed in the relevant Business Plan (for clarity, once each has been agreed by the MOC) or any other commercial issue (each, a “Business Issue”) the Business Issue shall be submitted for consideration to the SMC.  If a Business Issue cannot be resolved by the SMC within a period of thirty (30) days after it is referred to the SMC, then [ * ]. Anything in this Section 7 to the contrary notwithstanding, the Parties must unanimously agree on the Business Plan for a Product for a given calendar year in the Co-Commercialization Territory.

8.               General Responsibilities. The MOC will establish mechanisms for achieving an effective collaboration between Sankyo and Tularik on marketing programs and optimization of Product sales opportunities in the Co-Commercialization Territory, to include professional educational activities, public relations and communications with government and community support groups.  The MOC shall discuss and adopt annual business plans, including the marketing budget (“Business Plan”), for each Product in the Co-Commercialization Territory.  The content of the Business Plans for each Product shall [ * ].

9.               Medical Inquiries.

9.01         Co-Promotion Territory

[ * ] will be responsible for all inquiries for medical information regarding Products. [ * ] will be responsible for processing all serious adverse events and complaints regarding Products

9.02         Co-Marketing Territory

[ * ] will finally be responsible for all inquiries for medical information regarding Products.  Each Party holding market authorization will finally be responsible for processing all serious adverse events and complaints regarding Products.

9.03   Reporting Methodology

The Parties will agree upon more detailed reporting methodology in the Co-Commercialization Agreement.

10.         Regulatory.  Sankyo will be responsible for filing, and shall own, regulatory filings such as the IND or NDA/MAA. Sankyo (or its Affiliates) will file applications for regulatory approval required before commercial sale or use of a Product as a drug (“Drug Approval Applications”) in countries within the Co-Commercialization Territory and attempt to obtain Regulatory Approvals in each country in the Co-Commercialization Territory in which Products will be commercialized. Tularik shall have the right to cross-reference to all such filings made by Sankyo for such Product in any country.  The Parties will cooperate in the preparation of all such regulatory filings and in obtaining Regulatory Approvals under this Section 10, including without limitation providing access to each other data and information obtained under the Program to the extent necessary for obtaining Regulatory Approvals of Products.

11.         Trade and Sales Activity. In Co-Promotion Countries, [ * ].  In Co-Marketing Countries, [ * ].  The MOC shall coordinate and develop procedures for providing information from [ * ].

12.         Termination of Participation in Co-Commercialization. Either Party may elect, on a Product-by-Product basis, to terminate its participation in the Co-Commercialization of a given Product in the Co-Commercialization Territory by written notice to the other Party [ * ].  In the event Tularik is the Party delivering the notice under this Section 12, Sankyo will have the right to proceed independently to promote such Product as a Sankyo Product in the Co-Commercialization Territory as set forth in Section 4.06 of the Collaboration Agreement to which this Heads of Co-Commercialization is attached.  In the event Sankyo is the Party delivering the notice under this Section 12, Tularik will have the right to proceed independently to promote such Product in the Co-Commercialization Territory without any obligation to Sankyo whatsoever other than the payment of royalties at the Development Royalty Rate.  In the event a Party gives notice under this Section 12, such Party (i) will remain responsible for its share of expenses for such Product in the Co-Commercialization Territory until [ * ] from the date the other Party receives such notice, and (ii) will make its personnel, relevant data and other resources available to the other Party as necessary to effect an orderly transition of promotional responsibilities, with the costs of such personnel, relevant data and resources to be [ * ].  In the event of a Party’s termination of participation in Co-Commercialization of a Product in accordance with this Section 12, such Party shall [ * ].

13.         Pricing.  [ * ]

14.         Trademark.  [ * ]  To the extent commercially reasonable and appropriate, a single trademark shall be used for each Product in all countries in the Co-Commercialization Territory.  Each trademark shall be used only in connection with the applicable Product and shall not be used by either Party on, or in connection with, any other product.  [ * ]

15.         Manufacture. [ * ]

16.         Sublicense.  Either Party may sublicense its rights under the Co-Commercialization Agreement to Third Parties who agree to be bound to the terms and conditions of the Co-Commercialization Agreement upon receipt of the written consent of the other Party, such consent not to be unreasonably withheld.

17.         Cross-Border Sales. The Parties shall, to the extent permitted under law, use reasonable efforts to deter the re-importation of Products into any country in the Co-Commercialization Territory by their Affiliates and sublicensees.  Sankyo and Tularik recognize that in certain territories, and in particular in free trade regions, customers or other third parties may import Products purchased in one country for use in another.  If such activity materially distorts the aggregate relative profitability to the Parties of the sale of Products in one or more countries relative to that intended as provided in the Co-Commercialization Agreement, Tularik and Sankyo shall agree upon an equitable mechanism to adjust the compensation of the Parties hereunder to offset the economic effect of such cross-border transfers, to the extent it is practical and permitted under law to do so.

18.         Infringement. If either Party believes in good faith that any Patent Rights owned or controlled by a Party are infringed by a Third Party through Competitive Product Infringement, the Party first having knowledge of such infringement shall promptly notify the other Party in writing thereof, which notice shall set forth the facts of such infringement in reasonable detail.  The Party owning or controlling such Patent Right shall have the first right, but not the obligation, to bring an action or proceeding to abate such infringement in the Co-Commercialization Territory.  If the Party having the first right hereunder with respect to a Patent Right fails to institute and prosecute an action or proceeding to abate the infringement within a period of one hundred twenty (120) days after receiving written notice or otherwise having knowledge of the infringement as provided above, then the other Party shall have the right, but not the obligation, to bring and prosecute any such action if such other Party then has an exclusive or co-exclusive license under the relevant Patent Right pursuant to Article V.  In such event, the Party which failed to bring such action agrees to be joined as a party plaintiff and to give the Party bringing such action reasonable assistance and all authority to control, file and prosecute the suit as may be necessary; provided, however, that the Party failing to bring such action shall have the right to participate in such action and to be represented in any such action by counsel of its choice, at its expense. Each Party’s costs related to patent enforcement (including internal costs and expenses specifically attributable to said patent enforcement) with respect to Competitive Product Infringement of jointly owned Program Patents in the Co-Commercialization Territory shall be agreed to by the Parties in the Co-Commercialization Agreement. If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, import, use, sale or offer for sale of any Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party with notice of such claim and the related facts in reasonable detail.  In such event, the MOC shall determine how best to control the defense of any such claim.  In the event the MOC cannot determine the proper manner of defending any such claim, such defense shall be controlled by a Party selected by the MOC if the claim is brought in a country in the Co-Commercialization Territory; provided, however, that the other Party shall have the right to participate in such defense and to be represented in any such action by counsel of its selection at its sole discretion.  The Party selected by the MOC shall control settlement of any such claim brought in the Co-Commercialization Territory; provided, however, that no settlement shall be entered into without the written consent of the other Party, which consent shall not be withheld unreasonably.

If a Third Party asserts that a patent or other right owned by it is infringed by the development, manufacture, use, sale, offer for sale or import of any Product, and as a result of settlement procedures or litigation under this Section 18 a Party is required to pay the Third Party a royalty or make any payment of any kind for the right to sell a Product in a particular country, such expense shall be [ * ].

The expenses of patent defense, settlement and judgments incurred pursuant to this Section 18 with respect to Products in the Co-Commercialization Territory shall be [ * ].

19.         Exclusivity.  During the Co-Commercialization Period, [ * ].

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INITIAL RESEARCH PLAN

(TO BE APPROVED IN A SIDE LETTER)

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